Exhibit 10.4

Participation Agreement
(KCSR 2006-1)
dated as of August 2, 2006
among
The Kansas City Southern Railway Company,
as Lessee
KCSR Trust 2006-1, acting through
Wilmington Trust Company,
not in its individual capacity, except as otherwise
expressly provided herein, but solely as Owner Trustee,
HSH Nordbank AG, New York Branch,
as Owner Participant
Wells Fargo Bank Northwest, National Association,
as Indenture Trustee
and
DVB Bank AG,
as Loan Participant
33 SD70ACe Locomotives

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Section	Heading	Page

Section 11.15.	Tax Disclosure	53
Section 11.16.	Bankruptcy of Trust or Trust Estate	53
Section 11.17.	Transaction Intent	54
Section 11.18.	Jurisdiction, Court Proceedings	54
Section 11.19.	Increased Costs	54
Attachments To Participation Agreement:

Schedule 1A	—	Description of Equipment; Equipment Cost (Type A)
Schedule 1B	—	Description of Equipment; Equipment Cost (Type B)
Schedule 2	—	Participants’ Commitments
Exhibit A	—	Certificate of Acceptance
Exhibit B	—	Bill of Sale

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Participation Agreement
(KCSR 2006-1)
     This Participation Agreement (KCSR 2006-1), dated as of August 2, 2006 (this "Agreement” or this “Participation Agreement”), among (i) The Kansas City Southern Railway Company, a Missouri corporation (herein, together with its permitted successors and assigns, called the “Lessee”), (ii) KCSR TRUST 2006-1, a Delaware statutory trust (the “Trust”), acting through Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as trustee of the Trust created under the Trust Agreement (as hereinafter defined) (in its individual capacity “Trust Company” and as Owner Trustee, together with its permitted successors and assigns, called the “Owner Trustee”), (iii) HSH Nordbank AG, New York Branch, a banking corporation organized under the laws of Germany (herein, together with its permitted successors and assigns, called the “Owner Participant”), (iv) Wells Fargo Bank Northwest, National Association, a national banking association, not in its individual capacity except as expressly provided herein, but as trustee under the Indenture (as hereinafter defined) (herein in such capacity, together with its permitted successors and assigns, called the “Indenture Trustee”), and (v) DVB Bank AG, a German banking institution (together with its permitted successors and assigns, the “Loan Participant”).
Witnesseth:
     Whereas, concurrently with the execution and delivery of this Agreement, Owner Participant and Trust Company have entered into the Trust Agreement (KCSR 2006-1) pursuant to which Owner Trustee agrees, among other things, to hold the Trust Estate for the benefit of Owner Participant thereunder on the terms specified in the Trust Agreement, subject, however, to the lien created under the Indenture and, on the Closing Date, subject to the terms and conditions hereof, to purchase the Equipment from each Seller and concurrently therewith lease the Equipment to Lessee;
     Whereas, concurrently with the execution and delivery of this Agreement, the Trust has entered into the Indenture with Indenture Trustee pursuant to which the Trust agrees, among other things, for the benefit of the holder or holders of the Equipment Notes (i) to issue to Loan Participant on the Closing Date an Equipment Note as evidence of the loan made by Loan Participant on the Closing Date in connection with the financing of the Equipment Cost of the Units of Equipment to be delivered on or prior to the Closing Date and (ii) on the Closing Date, to execute and deliver an Indenture Supplement granting to Indenture Trustee a security interest in all of the Units of Equipment delivered on or prior to the Closing Date (and it is the intention of the parties hereto that Indenture Trustee have, for the benefit of the holders of the Equipment Notes, such a security interest in all of the Units of Equipment delivered on or prior to the Closing Date);
     Whereas, pursuant to the terms of the Trust Agreement, Owner Trustee, on behalf of the Trust, is authorized and directed by Owner Participant (i) on the Closing Date, to accept delivery of each Bill of Sale evidencing the purchase and transfer of title of each Unit of Equipment to the

Trust; and (ii) to execute and deliver the Lease relating to the Equipment pursuant to which, subject to the terms and conditions set forth therein, the Trust agrees to lease to Lessee, and Lessee agrees to lease from the Trust, on such date, each Unit of Equipment to be delivered on or prior to the Closing Date, such lease and delivery to be evidenced by the execution and delivery of a Lease Supplement covering such Units subject to the condition subsequent that each Seller shall receive the purchase price for the applicable Equipment on the Closing Date;
     Whereas, concurrently with the execution and delivery of this Agreement, Lessee and Owner Participant have entered into the Tax Indemnity Agreement relating to the Equipment;
     Whereas, the proceeds from the sale of the Equipment Notes to Loan Participant on the Closing Date will be applied, together with the equity contribution made by Owner Participant pursuant to this Agreement on the Closing Date, to effect the purchase of the Units of Equipment to be delivered on or prior to the Closing Date contemplated hereby;
     Now, therefore, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
Article I
Definitions; Interpretation of This Agreement
     Section 1.1. Definitions. The capitalized terms used in this Agreement (including the foregoing recitals) and not otherwise defined herein shall have the respective meanings specified in Appendix A to the Lease, unless the context hereof shall otherwise require. All references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement unless otherwise indicated.
     Section 1.2. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Article II
Sale and Purchase; Participation in the Equipment Cost;
Closing Date; Transaction Costs; Adjustments
     Section 2.1. Sale and Purchase. (a) Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, the Trust agrees to purchase each Unit from the applicable Seller and Lessee agrees to accept delivery of such Unit under the Lease, such lease, delivery and acceptance of the Units under the Lease to be conclusively evidenced by the execution and delivery by Lessee of a Certificate of Acceptance covering such Unit in the form attached hereto as Exhibit A (a “Certificate of Acceptance”) and dated the date of such delivery and acceptance, subject to the condition subsequent that each Seller shall receive the purchase price for such Unit as herein provided.
     (b) Settlement of Purchase Price. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, on the date specified in the Closing Date Notice delivered by Lessee pursuant to Section 2.3 (the “Closing Date”), the Trust will pay to each Seller a purchase price equal to the Equipment Cost with respect to each Unit theretofor delivered by such Seller and accepted under the Lease but which settlement of the purchase price has not occurred; provided, however, that the Trust shall not be obligated to pay the purchase price for any Unit that shall suffer an Event of Loss on or prior to the Closing Date, and provided further, in the event that the Closing Date does not occur on or before September 29, 2006 with respect to any Unit for which a Delivery Date shall have occurred, the delivery and acceptance of such Unit under the Lease shall automatically, without further action, be rescinded and all right, title and interest to such Unit shall revert to the applicable Seller. The Closing Date shall occur on or prior to September 29, 2006.
     Section 2.2. Participation in Equipment Cost.
     (a) Equity Participation. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, Owner Participant agrees to participate in the payment of the Equipment Cost for the Units on the Closing Date by making an equity investment in the beneficial ownership of the Trust in an amount equal to the product of the Equipment Cost for the Units of each Type delivered on or prior to the Closing Date and the percentage set forth opposite Owner Participant’s name on Schedule 2 hereto for such Type (the “Owner Participant’s Commitment”). The aggregate amount of Owner Participant’s Commitment required to be made as above provided in the payment of the Equipment Cost on the Closing Date shall not exceed $17,162,938.91 (plus up to $683,100 in Transaction Costs). In no event shall the Equipment Cost for any Unit exceed the fair market value of such Unit as set forth in the Appraisal referred to in Section 4.3(a) hereof. Owner Participant’s Commitment to be paid by Owner Participant on the Closing Date shall be paid to Owner Trustee at an account with Owner Trustee to be held and applied by Owner Trustee as provided in Section 2.3.
     (b) Debt Participation. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, Loan Participant severally agrees to participate on the Closing Date, in the payment of the Equipment Cost for the Units by making a secured loan, to be evidenced by an Equipment Note of each Series, to Owner Trustee in an amount equal to the product of the Equipment Cost for the Units of each Type delivered on or prior to the Closing Date and the percentage set forth opposite Loan Participant’s name on Schedule 2 hereto for such Type (the “Loan Participant’s Commitment"). The aggregate amount of Loan Participant’s Commitment required to be made as above provided in the payment of the Equipment Cost on the Closing Date shall not exceed the amount set forth opposite Loan Participant’s name on Schedule 2 hereto.
     Section 2.3. Closing Date; Procedure for Participation. (a) Closing Date Notice. Not later than 11:00 A.M., New York City time, on the third Business Day preceding the Closing Date, Lessee shall give Owner Participant, Indenture Trustee, Owner Trustee and Loan

Participant notice (a “Closing Date Notice”) by telex, telegraph, facsimile or other form of telecommunication or telephone (to be promptly confirmed in writing) of the Closing Date, which Closing Date Notice shall specify in reasonable detail the number and type of Units to be delivered and accepted under the Lease for which settlement of the purchase price will be made on such date, the aggregate Equipment Cost of such Units, and the respective amounts of Owner Participant’s Commitment and Loan Participant’s Commitment required to be paid with respect to such Units. Concurrently with the delivery of the Closing Date Notice, Lessee shall deliver to Loan Participant a funding indemnity letter, in form and substance satisfactory to Loan Participant, pursuant to which Lessee indemnifies Loan Participant against any loss, cost or expense in (x) terminating Loan Participant’s funding (which, for the avoidance of doubt, includes both LIBOR funding and a long term LIBOR to fixed rate swap) if the Closing does not occur on the date specified or (y) partially terminating Loan Participant’s funding if the Closing occurs on the date specified but not all Units are delivered or resetting Loan Participant’s funding. Prior to 11:00 A.M., New York City time, on the Closing Date, Owner Participant shall make the amount of Owner Participant’s Commitment and Loan Participant shall make the amount of its Loan Participant’s Commitment required to be paid on the Closing Date available to Owner Trustee, by transferring or delivering such amounts, in funds immediately available, to Owner Trustee, at Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, Ph: (302) 636-6302, Fax: (302) 636-4140, ABA #031100092, Account Number: 077533-000, Account Name: KCSR 2006-1 Trust. The making available by Owner Participant of the amount of its Commitment for the Equipment Cost shall be deemed a waiver of the Closing Date Notice by Owner Participant and Owner Trustee and the making available by Loan Participant of the amount of its Commitment for the Equipment Cost shall be deemed a waiver of the Closing Date Notice by Loan Participant and Indenture Trustee (with respect to Loan Participant).
     (b) Closing. The settlement with respect to the payment of the purchase price of the applicable Units on the Closing Date (the “Closing") shall take place at 11:00 A.M., New York City time on the Closing Date at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, or at such other place or time as the parties hereto shall agree. Upon receipt by Owner Trustee on the Closing Date of the full amount of Owner Participant’s Commitment and Loan Participant’s Commitment in respect of the Units for which settlement will be made on the Closing Date, and subject to the conditions set forth in Section 4 to be fulfilled on the Closing Date having been fulfilled to the satisfaction of Owner Participant and Loan Participant or waived by Owner Participant or Loan Participant, as the case may be, the Trust shall, pay to, or to the order of, each Seller, from the funds then held by it, in immediately available funds, an amount equal to the Equipment Cost for such Units purchased from such Seller. Each of Owner Participant, Owner Trustee, Loan Participant, Indenture Trustee, and Lessee shall take all actions required to be taken by it in connection therewith and pursuant to this Section 2.3(b).
     Section 2.4. Owner Participant’s Instructions to Owner Trustee; Satisfaction of Conditions. (a) Owner Participant agrees that the making available to Owner Trustee of the amount of its Commitment for the Units delivered on or prior to the Closing Date in accordance with the terms of this Article II shall constitute, without further act, authorization and direction by Owner Participant to Owner Trustee, subject, on the Closing Date, to the conditions set forth in Sections 4.1 and 4.3 to be fulfilled on the Closing Date having been fulfilled on the Closing Date to the satisfaction of Owner Participant or waived by Owner Participant, to take the applicable actions specified in Section 3.01 of the Trust Agreement with respect to the Units on the Closing Date.
     (b) Owner Participant agrees, in the case of any Replacement Unit substituted pursuant to Section 11.4 of the Lease, that Owner Trustee is authorized and directed to take the actions specified in Section 11.4 of the Lease with respect to such Replacement Unit upon due compliance with the terms and conditions set forth in such Section 11.4 of the Lease with respect to such Replacement Unit.
     (c) Owner Participant agrees that the authorization by Owner Participant or its counsel to Owner Trustee to release to each Seller, the Owner Participant’s Commitment with respect to the Units delivered on or prior to the Closing Date shall constitute, without further act, notice and confirmation that all conditions set forth in Sections 4.1 and 4.3 to be fulfilled on the Closing Date were either met to the satisfaction of Owner Participant or, if not so met, were in any event waived by it with respect to such Units.
     Section 2.5. Expenses. (a) If Owner Participant shall have made its investment provided for in Section 2.2(a) and the transactions contemplated by this Agreement are consummated, either Owner Participant will promptly pay, or Owner Trustee will promptly pay, with funds Owner Participant hereby agrees to pay to Owner Trustee, the following (the “Transaction Costs”):
     (i) the cost of reproducing and printing the Operative Agreements, the Equipment Notes, if any, including all costs and fees in connection with the initial filing and recording of appropriate evidence of the Lease, the Indenture and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Agreement;
     (ii) the reasonable fees and expenses of Thelen Reid & Priest LLP, special counsel to Owner Participant (in the amount separately agreed to by Owner Participant and Lessee) and the reasonable fees and expenses of local counsel to Owner Participant, if any (in the amount separately agreed to by Owner Participant and Lessee), for their services rendered in connection with the negotiation, execution and delivery of this Participation Agreement and the Operative Agreements related hereto;
     (iii) the reasonable fees and expenses of Vedder Price Kaufman & Kammholz, P.C., special counsel to Loan Participant, for their services rendered in connection with the negotiation, execution and delivery of this Participation Agreement and the Operative Agreements related hereto;
     (iv) the reasonable fees and expenses of Ray, Quinney & Nebeker P.C., special counsel to Indenture Trustee (up to the amount separately agreed to by Indenture Trustee and Lessee), for their services rendered in connection with the negotiation, execution and delivery of this Participation Agreement and the Operative Agreements related hereto;

     (v) the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to Lessee, for their services rendered in connection with the negotiation, execution and delivery of this Participation Agreement and the Operative Agreements related hereto;
     (vi) the reasonable fees and expenses of Morris, James, Hitchens, & Williams, LLP, special counsel to Owner Trustee (up to the amount separately agreed to by Owner Trustee and Lessee), for their services rendered in connection with the negotiation, execution and delivery of this Participation Agreement and the Operative Agreements related hereto;
     (vii) the initial fees and expenses of Owner Trustee;
     (viii) the upfront fee payable to the Loan Participant;
     (ix) the initial fees and expenses of Indenture Trustee;
     (x) the fees of an equipment appraiser, for their services rendered in connection with delivering the Appraisal required by Section 4.3(a);
     (xi) the fees of AMA Capital Partners, L.L.C.;
     (xii) the reasonable fees and expenses of Alvord and Alvord, special STB counsel, for their services rendered in connection with the consummation of the transactions contemplated by the Operative Agreements;
     (xiii) the reasonable fees and expenses of McCarthy Tétrault, special Canadian counsel, for their services rendered in connection with the consummation of the transactions contemplated by the Operative Agreements; and
     (xiv) the reasonable fees and expenses of Lessee’s independent accountants, in connection with the transactions contemplated by the Operative Agreements;
provided, however, that if such Transaction Costs exceed the amount of Transaction Costs used in calculating Basic Rent and other amounts pursuant to Section 2.6(a) hereof on the Closing Date, Lessee shall pay such excess; provided further, however, that, in such event, Owner Participant shall designate which Transaction Costs shall be payable by Lessee.
     Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by parties to this Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement, financial analysis and consulting, advisory services, and costs of a similar nature.
     (b) Upon the consummation of the transactions contemplated by this Agreement, Lessee agrees to pay when due: (i) the reasonable expenses of Owner Trustee, Indenture Trustee and the Participants incurred subsequent to the delivery of the Equipment, including reasonable fees and expenses of their counsel, in connection with any waivers, supplements, amendments, modifications or alterations which are (A) requested by Lessee in connection with any of the Operative Agreements or (B) necessary or required to comply with applicable law or to effectuate the purpose or intent of any Operative Agreement (excluding costs incurred in connection with any adjustment pursuant to Section 2.6, except as expressly provided in Section 2.6(b)); (ii) the reasonable ongoing fees and expenses of Owner Trustee under the Trust Agreement, including fees and expenses incurred in connection with the enforcement of obligations of Lessee under the Operative Agreements; and (iii) the reasonable ongoing fees and expenses of Indenture Trustee under the Operative Agreements, including fees and expenses incurred in connection with the enforcement of obligations of Lessee under the Operative Agreements.
     (c) Notwithstanding the foregoing provisions of this Section 2.5, except as specifically provided in Section 7.2, Lessee shall have no liability for any costs or expenses relating to any voluntary transfer of Owner Participant’s interest in the Equipment including any transfer prior to the Closing Date of Owner Participant’s obligation to fund its participation pursuant to Article II (other than during the continuance of an Event of Default or in connection with the exercise of remedies as provided in Section 15 of the Lease, Lessee’s exercise of any purchase option pursuant to Section 23 of the Lease, Lessee’s exercise of its termination rights pursuant to Section 10 of the Lease or the transfer to Lessee of any Unit which has been the subject of an Event of Loss pursuant to Section 11 of the Lease) and no such costs or expenses shall constitute Transaction Costs and Lessee will not have any obligation with respect to the costs and expenses resulting from any voluntary transfer of any equity interest by any transferee of Owner Participant, whenever occurring (other than during the continuance of an Event of Default or in connection with the exercise of remedies as provided in Section 15 of the Lease, Lessee’s exercise of any purchase option pursuant to Section 23 of the Lease, Lessee’s exercise of its termination rights pursuant to Section 10 of the Lease or the transfer to Lessee of any Unit which has been the subject of an Event of Loss pursuant to Section 11 of the Lease).
     Section 2.6. Calculation of Adjustments to Basic Rent, Stipulated Loss Value, Termination Value and Fixed Purchase Price; Confirmation and Verification.
     (a) Schedules. On the Closing Date, (i) Lessee and Owner Trustee shall enter into a Lease Supplement which shall include as exhibits thereto schedules which include the actual Basic Rent, Rent Payment Dates, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price, EBO Fixed Purchase Price Date, allocation of Rent, in each case in respect of the Units to be settled on the Closing Date, and shall attach a list of the Units to be financed on such date and (ii) the Trust shall enter into an Indenture Supplement which shall attach a list of the Units to be financed on such date.
     (b) Calculation of Adjustments. In the event that (A) the Transaction Costs paid by Owner Participant pursuant to Section 2.5 are less or more than 1.15% of the total Equipment Cost, or (B) prior to the Closing Date: (1) there shall have occurred a Change in Tax Law and (2) after having been advised in writing by Owner Participant of such Change in Tax Law and the proposed adjustment to the payments of Basic Rent resulting therefrom, Lessee shall have waived its right under Section 4.4 of this Agreement to decline to proceed with the transaction, or (C) a refinancing or refunding as contemplated by Section 11.2 occurs, or (D) any amount is paid by Lessee to Owner Participant pursuant to Section 5.5(i) or 5.5(iii) of the Tax Indemnity Agreement, or (E) Lessee elects to make payments to Owner Participant pursuant to Section 5.5(ii) of the Tax Indemnity Agreement, then, in each case, Owner Participant shall recalculate the payments or amounts, as the case may be, of Basic Rent, Stipulated Loss Values, Termination Values and EBO Fixed Purchase Price (except that in the case of events described in clause (D) or (E) above, Owner Participant shall recalculate the Stipulated Loss Values, Termination Values and EBO Fixed Purchase Price only):
     (i) to preserve the Net Economic Return that Owner Participant would have realized had the Transaction Costs equaled 1.15% of the Total Equipment Cost or had such Change in Tax Law not occurred or had such refunding or refinancing not occurred or had such amount not been paid by Lessee under Section 5.5(i) or 5.5(iii) of the Tax Indemnity Agreement or had Lessee not elected to make such payment under Section 5.5(ii) of the Tax Indemnity Agreement, and
     (ii) to minimize to the greatest extent possible, consistent with the foregoing clause (i), the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date, and the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using the relevant Debt Rate, semiannually compounded, and discounting to the date hereof).
In performing any such recalculation and in determining Owner Participant’s Net Economic Return, Owner Participant shall utilize the same methods, tax constraints and assumptions originally used to calculate the payments of Basic Rent, Stipulated Loss Values, Termination Values and EBO Fixed Purchase Price with respect to the Basic Term (other than those assumptions changed as a result of any of the events described in clauses (A) through (E) of the preceding sentence necessitating such recalculation; it being agreed that such recalculation shall reflect solely any changes of assumptions or facts resulting directly from the event or events necessitating such recalculation). Such adjustments shall comply (to the extent the original structure complied) with section 467 of the Code and the Regulations and the requirements of sections 4.02(5), 4.07(1) and (2) and 4.08(1) of Revenue Procedure 2001-29, as amended ((and such that the Lease could not be treated as a “disqualified leaseback” or “long term agreement” within the meaning of section 467 of the Code), and in the case of any refinancing governed by Section 11.2, shall comply with Treasury Regulation sections 1.467-1(f)(6)(i) and 1.861-10(T)(b)(9) or any successor thereto) whether the term of the Lease is deemed to commence with respect to any Unit on the Closing Date therefor and end on the Basic Term Expiration Date or is deemed to commence on the date of the refinancing and end on the Basic Term Expiration Date.
     (c) Confirmation and Verification. Upon completion of any recalculation described above in this Section 2.6, a duly authorized officer of Owner Participant shall provide a certificate to Lessee either (x) stating that the payments of Basic Rent, Stipulated Loss Values, Termination Values and EBO Fixed Purchase Price with respect to the Basic Term as are then set forth in the Lease do not require change, or (y) setting forth such adjustments to the payments of

Basic Rent, Stipulated Loss Values, Termination Values or EBO Fixed Purchase Price with respect to the Basic Term as have been calculated by Owner Participant in accordance with Section 2.6(b) above. Such certificate shall describe in reasonable detail the basis for any such adjustments. If Lessee shall so request, the recalculation of any such adjustments described in this Section 2.6 shall be verified by a nationally recognized firm of independent accountants selected by Owner Participant and reasonably acceptable to Lessee and any such recalculation of such adjustment as so verified shall be binding on Lessee and Owner Participant. Such accounting firm shall be requested to make its determination within 30 days. Owner Participant shall provide to a representative of such accounting firm, on a confidential basis, such information as it may reasonably require (but excluding any books, records or tax returns), including the original assumptions used by Owner Participant and the methods used by Owner Participant in the original calculation of, and any recalculation of, Basic Rent, Stipulated Loss Values, Termination Values and EBO Fixed Purchase Price and such other information as is necessary to determine whether the computation is accurate and in conformity with the provisions of this Agreement. The reasonable costs of such verification shall be borne by Lessee, unless as a result of such verification process (1) the payments of Basic Rent certified by Owner Participant pursuant to this Section 2.6(c) are adjusted and such adjustment causes the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date and the present value of the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using the relevant Debt Rate, semiannually compounded, and discounting to the Closing Date) to decline by 10 basis points or more from the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date and the present value of the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using the relevant Debt Rate, semiannually compounded, and discounting to the Closing Date) certified by Owner Participant pursuant to this Section 2.6(c), or (2) any payment of Stipulated Loss Value, Termination Value or EBO Fixed Purchase Price is adjusted and such adjustment causes such Stipulated Loss Value, Termination Value or EBO Fixed Purchase Price to decline by 10 basis points or more from such Stipulated Loss Value, Termination Value or EBO Fixed Purchase Price certified by Owner Participant pursuant to this Section 2.6(c), in which case Owner Participant shall be responsible for the reasonable costs of such verification.
     (d) Notwithstanding the foregoing, any adjustment made to the payments of Basic Rent or to Stipulated Loss Values or Termination Values or EBO Fixed Purchase Price with respect to the Basic Term, pursuant to the foregoing, shall comply with the following requirements: (i) each installment of Basic Rent, as so adjusted, under any circumstances and in any event, will be in an amount at least sufficient for Owner Trustee to pay in full as of the due date of such installment any payment of principal of and interest on the Equipment Notes required to be paid on the due date of such installment of Basic Rent and (ii) Stipulated Loss Value and Termination Value, as so adjusted, under any circumstances and in any event, will be an amount which, together with any other amounts required to be paid by Lessee under the Lease in connection with a deemed Event of Loss pursuant to Section 9.1 of the Lease or any other Event of Loss or a termination of the Lease, as the case may be, will be at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal of the Equipment Notes, Positive Make-Whole Amount, if any, and all unpaid interest on the Equipment Notes, accrued to the date on which Stipulated

Loss Value or Termination Value, as the case may be, is paid in accordance with the terms of the Lease.
     (e) Invoices. All invoices in respect of Transaction Costs shall be directed to Owner Participant at the address set forth in Section 11.4, with a copy to Lessee.
     Section 2.7. Optional Postponement of Closing Date. (a) The originally scheduled Closing Date (the originally scheduled Closing Date being referred to as the “Scheduled Closing Date” for the purposes of this Section 2.7) may be postponed from time to time for any reason (but to a date no later than September 29, 2006) if Lessee gives Owner Participant, Indenture Trustee, Loan Participant and Owner Trustee telex, telegraphic, facsimile or telephonic (confirmed in writing) notice of such postponement and notice of the date to which the Scheduled Closing Date has been postponed, such notice of postponement to be received by each party no later than 5:00 P.M., New York City time, on the Business Day immediately before the Scheduled Closing Date or subsequent scheduled Closing Date, and in the event of such postponement, the term “Closing Date” as used in this Agreement shall mean the date to which the Scheduled Closing Date has been postponed.
     (b) In the event of any postponement of the Closing Date pursuant to this Section 2.7, or if on the originally scheduled Closing Date or subsequent scheduled Closing Date not postponed as above provided any Unit is not delivered or, if delivered, is not accepted by Owner Trustee’s representative for any reason: (i) Lessee will reimburse Owner Participant for the loss of the use of its funds with respect to each such Unit occasioned by such postponement or failure to deliver or accept (unless such failure to accept is caused by a default by Owner Participant hereunder) by paying to Owner Participant on demand interest at an interest rate equal to the Debt Rate for the period from and including the Scheduled Closing Date to but excluding the earlier of the date upon which such funds are returned prior to 1:00 P.M. (New York City time) or the actual date of delivery; provided that Lessee shall in any event pay to Owner Participant at least one (1) day’s interest at such rate on the amount of such funds, unless Owner Participant shall have received, prior to 12:00 P.M. (New York City time) on the Business Day preceding the Scheduled Closing Date, a notice of postponement of the Scheduled Closing Date pursuant to Section 2.7(a), and (ii) Owner Trustee will return on the earlier of the second Business Day following the Scheduled Closing Date or September 29, 2006, or earlier, if so instructed by Lessee, any funds which it shall have received from Owner Participant as its Commitment for such Units payable to Owner Participant, absent joint instruction from Lessee and Owner Participant to retain such funds until the specified date of postponement established under Section 2.7(a).
     (c) Owner Trustee agrees that, in the event it has received telephonic notice (to be confirmed promptly in writing) from Lessee on the Scheduled Closing Date for any Unit or Units that such Unit or Units have not been tendered for delivery, it will if instructed in the aforementioned notice from Lessee (which notice shall specify the Securities to be purchased) use reasonable best efforts to invest, at the risk of Lessee (except as provided below with respect to Owner Trustee’s gross negligence or willful misconduct), the funds received by it from Owner Participant with respect to such Unit or Units in Permitted Investments in accordance with Lessee’s instructions. Any such Permitted Investments purchased by Owner Trustee upon instructions from Lessee shall be held in trust by Owner Trustee for the benefit of Owner Participant. Lessee shall pay to Owner Trustee on the Closing Date (if such Unit or Units are delivered and accepted pursuant hereto) the amount of any net loss on the investment of such funds invested at the instruction of Lessee. If the funds furnished by Owner Participant with respect to such Unit or Units are required to be returned to Owner Participant, Lessee shall, on the date on which such funds are so required to be returned, reimburse Owner Trustee, for the benefit of Owner Participant, for any net losses incurred on such investments. Owner Trustee shall not be liable for failure to invest such funds or for any losses incurred on such investments except for its own willful misconduct or gross negligence. In order to obtain funds for the payment of the Equipment Cost for such Unit or Units or to return funds furnished by Owner Participant to Owner Trustee for the benefit of Owner Participant with respect to such Unit or Units, Owner Trustee is authorized to sell any Permitted Investments purchased as aforesaid with the funds received by it from Owner Participant in connection with such Unit or Units.
     (d) Notwithstanding the provisions of Section 2.7(a), no Participant shall be under any obligation to make its Commitment available beyond 5:00 P.M. (New York City time) on September 29, 2006.
Article III
Representations and Warranties
     Section 3.1. Representations and Warranties of Trust Company and Owner Trustee. Trust Company (except with respect to clause (c) below) and Owner Trustee (with respect to clause (c) below) represents and warrants to Owner Participant, Indenture Trustee, Loan Participant and Lessee, notwithstanding the provisions of Section 11.13 or any similar provision in any other Operative Agreement, that, as of the date hereof and as of the Closing Date (unless any such representation is specifically made as of one date):
     (a) Trust Company is a Delaware banking corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted and to enter into and perform its obligations hereunder and under the Trust Agreement and (assuming due authorization, execution and delivery of the Trust Agreement by Owner Participant) has full power and authority, as Owner Trustee and/or, to the extent expressly provided herein or therein to enter into and perform its obligations under each of the Owner Trustee Agreements;
     (b) Owner Trustee and, to the extent expressly provided therein, Trust Company, has duly authorized, executed and delivered the Trust Agreement and (assuming the due authorization, execution and delivery of the Trust Agreement by Owner Participant) has duly authorized, executed and delivered, or in the case of the Lease Supplement and the Indenture Supplement will on the Closing Date execute and deliver, each of the other Owner Trustee Agreements (other than the Equipment Notes) and, as of the Closing Date, the Equipment Notes to be delivered on the Closing Date; and the Trust Agreement constitutes a legal, valid and binding obligation of Trust Company, enforceable against Trust Company or Owner Trustee, as the case may be, in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles;
     (c) assuming the due authorization, execution and delivery of the Trust Agreement by Owner Participant, each of the Owner Trustee Agreements (other than the Trust Agreement) to which it is a party constitutes, or when entered into will constitute, a legal, valid and binding obligation of Trust Company or as Owner Trustee, as the case may be, enforceable against Trust Company or Owner Trustee, as the case may be, in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles;
     (d) neither the execution and delivery by Trust Company or Owner Trustee, as the case may be, of the Owner Trustee Agreements or the Equipment Notes to be delivered on the Closing Date, nor the consummation by Trust Company or Owner Trustee, as the case may be, of any of the transactions contemplated hereby or thereby, nor the compliance by Trust Company or Owner Trustee, as the case may be, with any of the terms and provisions hereof and thereof, (i) requires or will require any approval of its stockholders, or approval or consent of any trustees or holders of any indebtedness or obligations of it, or (ii) violates or will violate its Certificate of Incorporation or by-laws, or contravenes or will contravene any provision of, or constitutes or will constitute a default under, or results or will result in any breach of, or results or will result in the creation of any Lien (other than as permitted under the Lease) upon its property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sale contract, bank loan or credit agreement, license or other agreement or instrument to which it is a party or by which it is bound, or contravenes or will contravene any law, governmental rule or regulation of the State of Delaware governing the banking or trust powers of Owner Trustee, or any judgment or order applicable to or binding on it;
     (e) there are no pending or threatened actions or proceedings against Trust Company or Owner Trustee before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of Trust Company or Owner Trustee, as the case may be, to perform its obligations under the Trust Agreement, the other Owner Trustee Agreements or the Equipment Notes to be delivered on the Closing Date;
     (f) its location as such term is used in Section 9-307 of the Uniform Commercial Code is located in Delaware and the place where its records concerning the Equipment and all its interest in, to and under all documents relating to the Trust Estate, is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and Trust Company agrees to give Owner Participant, Indenture Trustee and Lessee written notice of any relocation of said location or said place from its present location within 60 days of the date thereof;
     (g) no consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, governmental authority or agency or any State of Delaware governmental authority or agency regulating the banking or trust powers of Trust Company, is required for the execution and delivery of, or the carrying out by, Trust Company or Owner Trustee, as the case may be, of any of the transactions contemplated hereby or by the Trust Agreement or of any of the transactions contemplated by any of the other Owner Trustee

Agreements, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken;
     (h) on each Delivery Date, Owner Trustee’s right, title and interest in and to the Equipment delivered on such Delivery Date shall be free of any Lessor’s Liens attributable to Trust Company;
     (i) on the Closing Date, the proceeds received by Owner Trustee from Owner Participant on the Closing Date pursuant to the Trust Agreement will be administered by it in accordance with Article IV of the Trust Agreement;
     (j) on the Closing Date, the Trust shall receive from each Seller such title to the Units of Equipment delivered on or prior to such Delivery Date as was conveyed to it by such Seller, subject to the rights of Owner Trustee and Lessee under the Lease and the security interest created pursuant to the Indenture and each Indenture Supplement; and
     (k) the Trust is a Delaware Statutory Trust in good standing created pursuant to the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq. and the Trust Agreement.
     Section 3.2. Representations and Warranties of Lessee. Lessee represents and warrants to Owner Trustee, Trust Company, Indenture Trustee, Loan Participant and Owner Participant that, as of the date hereof and as of the Closing Date (unless any such representation is specifically made as of one date):
     (a) Lessee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, is a Class I railroad as defined in 49 CFR Part 12011-1, is duly licensed or qualified and in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its ability to enter into and perform its obligations under the Lessee Agreements, has the corporate power and authority to carry on its business as now conducted, and has the requisite power and authority to execute, deliver and perform its obligations under the Lessee Agreements;
     (b) the Lessee Agreements have been duly authorized by all necessary corporate action (no shareholder approval being required), executed and delivered (or in the case of the Lease Supplement will on the Closing Date have been duly executed and delivered) by Lessee, and constitute (or in the case of the Lease Supplement will on the Closing Date constitute) the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws and by general principles of equity;
     (c) the execution, delivery and performance by Lessee of each Lessee Agreement and compliance by Lessee with all of the provisions thereof do not and will not contravene any law or regulation, or any order of any court or governmental authority or agency applicable to or binding on Lessee or any of its properties, or contravene the provisions of, or constitute a default by Lessee under, or result in the creation of any Lien (except for Permitted Liens) upon the property of Lessee under its Certificate of Incorporation or by-laws or any material indenture, mortgage, contract or other agreement or instrument to which Lessee is a party or by which Lessee or any of its property is bound or affected;
     (d) except for those matters discussed in the financial statements provided to the Participants under Section 3.2(e), there are no proceedings pending or, to the knowledge of Lessee, threatened against Lessee in any court or before any governmental authority or arbitration board or tribunal which individually or in the aggregate would materially and adversely affect the financial condition of Lessee or impair the ability of Lessee to perform its obligations under the Lessee Agreements or which questions the validity of any Lessee Agreement or any action taken or to be taken pursuant thereto;
     (e) the audited consolidated balance sheet and consolidated statements of income and retained earnings and cash flows of KCS for the fiscal year ended December 31, 2005, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of KCS as of such date and the results of its operations for the period then ended. The unaudited consolidated balance sheet and consolidated statements of income and retained earnings and cash flows of KCS for the six months ended June 30, 2006, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of KCS as of such date and the results of its operations for the period then ended, subject to normal year-end adjustments;
     (f) neither the nature of Lessee nor its businesses or properties, nor any relationship between Lessee and any other Person, nor any circumstances in connection with the execution and delivery by Lessee of the Lessee Agreements, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice to, any governmental authority on the part of Lessee in connection with the execution and delivery by Lessee of the Lessee Agreements, other than notices required to be filed with the STB, which notices shall have been filed on or prior to the Closing Date and except as contemplated by Section 3.2(g) hereof;
     (g) all filings and other actions necessary to protect the rights of Trust under the Lease, and to perfect the security interest of Indenture Trustee under the Indenture in the Indenture Estate as against creditors of and purchasers from Owner Trustee, will have been made on or prior to the Closing Date and the Indenture will on the Closing Date create a valid and perfected lien and security interest in the Indenture Estate, subject to any Lessor’s Liens and Permitted Liens;
     (h) on each Delivery Date, the Equipment is covered by the insurance required by Section 12 of the Lease and all premiums due prior to each Delivery Date in respect of such insurance shall have been paid in full;
     (i) Lessee has timely filed all United States Federal income tax returns and all other material tax returns which (to its knowledge) are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment made against Lessee or any of its assets (other than assessments, the payment of which is being contested in good faith by Lessee) and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges which could reasonably be expected to have a materially adverse effect on its ability to perform its obligations under the Lessee Agreements;
     (j) the (i) “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of Lessee is the State of Missouri, and the place where its records concerning the Equipment and all of its interests in, to and under all documents relating to the Equipment are and will be kept, is located at Kansas City, Missouri, and (ii) The Kansas City Southern Railway Company is its true legal name as registered in the jurisdiction of its organization, its federal employer identification number is 44-6000758 and its organizational identification number designated by its jurisdiction of organization is R00000513;
     (k) no Lease Default has occurred and is continuing and no Event of Loss has occurred;
     (l) Lessee is not an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940;
     (m) the acquisition by Owner Participant of the Beneficial Interest for its own account will not constitute a prohibited transaction within the meaning of section 4975(c)(1)(A) through (D) of the Code. The representation made by Lessee in the preceding clause is made in reliance upon and subject to the accuracy of the representation of Owner Participant in Section 3.6(g) of this Agreement;
     (n) on each Delivery Date, after giving effect to the transactions contemplated hereby, Owner Trustee shall have good and marketable title to the Units being delivered on or such Delivery Date, in each case free and clear of all claims, Liens and encumbrances of any nature, except Permitted Liens of the type described in clauses (iii), (iv) or (v) of the definition thereof; and
     (o) each Unit has been manufactured to meet the Design Specifications.
     Section 3.3. Representations and Warranties of Indenture Trustee. Indenture Trustee represents and warrants to Owner Participant, Owner Trustee, Trust Company, Loan Participant and Lessee that, as of the date hereof and as of the Closing Date (unless any such representation is specifically made as of one date):
     (a) Indenture Trustee is a national banking association duly organized and validly existing and in good standing under the laws of the United States and has the full corporate power, authority and legal right under the laws of the State of Utah and the laws of the United States pertaining to its banking, trust and fiduciary powers to execute, deliver and carry out the terms of each of the Indenture Trustee Agreements;
     (b) the execution, delivery and performance by Indenture Trustee of each of the Indenture Trustee Agreements have been duly authorized by Indenture Trustee and will not violate its Articles of Association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound or any laws, rules or regulations of the United States or the State of Utah (or any governmental subdivision of either thereof) pertaining to its banking, trust or fiduciary powers;
     (c) each Indenture Trustee Agreement, when executed and delivered, will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms;
     (d) there are no proceedings pending or, to the knowledge of Indenture Trustee, threatened, and to the knowledge of Indenture Trustee there is no existing basis for any such proceedings, against or affecting Indenture Trustee in or before any court or before any governmental authority or arbitration board or tribunal which, individually or in the aggregate, if adversely determined, might impair the ability of Indenture Trustee to perform its obligations under the Indenture Trustee Agreements;
     (e) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the United States or the State of Utah, in each case pertaining to the banking, trust or fiduciary powers of Indenture Trustee, is required for the due execution, delivery and performance by Indenture Trustee of the Indenture Trustee Agreements, except as have been previously obtained, given or taken;
     (f) Indenture Trustee is not in default under any of the Indenture Trustee Agreements;
     (g) neither Indenture Trustee, nor any Person authorized to act on behalf of Indenture Trustee, has directly or indirectly offered any interest in the Trust Estate or the Equipment Notes or any other Operative Agreement or any security similar to either thereof for sale to, or solicited offers to buy any of the same from, or otherwise approached or negotiated with respect to any of the same with, any Person other than Loan Participant; and
     (h) there are no Taxes which may be imposed on or asserted against the Indenture Estate or any part thereof or any interest therein, Trust Company, Owner Trustee or Owner Participant by any state or local government or taxing authority in connection with the execution, delivery or performance by Indenture Trustee of the Indenture Trustee Agreements or the authentication of the Equipment Notes.
     Section 3.4. Representations, Warranties and Covenants Regarding Beneficial Interest. (a) The Trust represents and warrants to Lessee, Indenture Trustee, Loan Participant and Owner Participant that, as of the date hereof and as of the Closing Date, neither the Trust nor any Person authorized or employed by the Trust as agent or otherwise in connection with the placement of the Beneficial Interest or any similar interest has offered any of the Beneficial Interest or any similar interest or any of the Equipment Notes or any similar interest for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser.
     (b) Lessee represents and warrants to Owner Trustee, Indenture Trustee, Loan Participant and Owner Participant that, as of the date hereof and as of the Closing Date, it has not offered any of the Beneficial Interest for sale to, or solicited offers to buy any thereof from, any

Person other than Owner Participant and not more than 33 other prospective institutional investors.
     (c) Both the Trust and Lessee agree severally but not jointly that neither the Trust nor Lessee nor anyone acting on behalf of the Trust or Lessee will offer the Beneficial Interest or any part thereof or any similar interest for issue or sale to any prospective purchaser, or solicit any offer to acquire any of the Beneficial Interest or any part thereof so as to bring the issuance and sale of the Beneficial Interest or any part thereof within the provisions of Section 5 of the Securities Act of 1933, as amended.
     (d) Lessee has not retained or employed any broker, finder or financial advisor (other than AMA Capital Partners, L.L.C.) to act on its behalf in connection with the transactions contemplated hereby and it has not authorized any broker, finder or financial advisor retained or employed by any other Person to so act.
     Section 3.5. Representations and Warranties of Loan Participant. Loan Participant represents and warrants to Owner Trustee, Indenture Trustee, Owner Participant and Lessee that, as of the date hereof and as of the Closing Date (and the purchase of an Equipment Note by Loan Participant on the Closing Date shall constitute a reaffirmation by Loan Participant of each of these representations and warranties as of such date):
     (a) Loan Participant is duly organized and validly existing under the laws of its jurisdiction of organization, and has the full power, authority and legal right under the laws of its jurisdiction of organization to execute, deliver and perform the terms of this Agreement;
     (b) the execution and delivery by Loan Participant of this Agreement and its performance hereunder and under the Equipment Notes have been duly authorized by all necessary corporate action. It has duly and validly executed and delivered this Agreement.
     (c) assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and its obligations under the Equipment Notes will constitute, its legal, valid, and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws and by general principles of equity.
     (d) Loan Participant is acquiring the Equipment Notes to be issued to it on the Closing Date for the purpose of investment and not with a view to the distribution thereof, and that, except as permitted or contemplated by the terms of the Operative Agreements, Loan Participant has no present intention of selling, negotiating or otherwise disposing of such Equipment Notes; it being understood, however, that the disposition of Loan Participant’s property shall at all times be and remain within its control; and
     (e) Loan Participant is acquiring the Equipment Notes with funds that do not constitute plan assets, and the term “plan assets” shall have the meaning specified in Department of Labor Regulation §2510.3-101.

     Section 3.6. Representations and Warranties of Owner Participant. Owner Participant represents and warrants to Owner Trustee, Trust Company, Indenture Trustee, Loan Participant and Lessee that, as of the date hereof and as of the Closing Date (unless any such representation is specifically made as of one date):
     (a) Owner Participant is a banking corporation duly organized, validly existing and in good standing under the laws of Germany and has the power and authority to carry on its business as now conducted;
     (b) Owner Participant has the corporate power and authority to enter into the Owner Participant Agreements and to perform its obligations thereunder, and such execution, delivery and performance do not and will not contravene any law or any order of any court or governmental authority or agency applicable to or binding on Owner Participant, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than the leasehold interest of Lessee under the Lease and the security interest of Indenture Trustee under the Indenture) upon the Equipment under, its organization documents or any material indenture, mortgage, contract or other agreement or instrument to which Owner Participant is a party or by which it or any of its property or the Equipment may be bound or affected;
     (c) the Owner Participant Agreements have been duly authorized by all necessary corporate action on the part of Owner Participant, do not require any approval not already obtained of the stockholders of Owner Participant or any approval or consent not already obtained of any trustee or holders of indebtedness or obligations of Owner Participant, have been duly executed and delivered by Owner Participant and (assuming the due authorization, execution and delivery by each other party thereto) constitute the legal, valid and binding obligations of Owner Participant, enforceable against Owner Participant in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws and by general principles of equity;
     (d) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by Owner Participant of the Trust Agreement, the Tax Indemnity Agreement and this Agreement, it being understood that no representation or warranty is being made herein with respect to the ICC Termination Act or any other laws, governmental rules or regulations specific to the Equipment;
     (e) the Trust Estate is free of any Lessor’s Liens attributable to Owner Participant;
     (f) there are no pending or, to the knowledge of Owner Participant, threatened actions or proceedings before any court or administrative agency which would materially adversely affect Owner Participant’s financial condition or its ability to perform its obligations under the Trust Agreement, the Tax Indemnity Agreement, this Agreement or any other Owner Participant Agreement;
     (g) as of the Closing Date, Owner Participant is purchasing the Beneficial Interest to be acquired by it on the Closing Date for its account with no present intention of distributing such

Beneficial Interest or any part thereof in any manner which would violate the Securities Act of 1933, as amended, but without prejudice, however, to the right of Owner Participant at all times to sell or otherwise dispose of all or any part of such Beneficial Interest under a registration statement under the Securities Act of 1933, as amended, or under an exemption from such registration available under such Act. Owner Participant acknowledges that its Beneficial Interest has not been registered under the Securities Act of 1933, as amended, and that neither Owner Trustee nor Lessee contemplates filing, or is legally required to file, any such registration statement;
     (h) with respect to the sources of the amount to be advanced by Owner Participant pursuant to Section 2.2(a), no part of such amounts constitutes assets of any employee benefit plan (other than a government plan exempt from the coverage of ERISA); and
     (i) Owner Participant has a tangible net worth of not less than $75,000,000.
     Section 3.7. Opinion Acknowledgment. Each of the parties hereto, with respect to such party, expressly consents to the rendering by its counsel of the opinions referred to in Section 4.1(a)(2) and Section 4.1(b)(8) and acknowledges that such opinions shall be deemed to be rendered at the request and upon the instructions of such party, each of whom has consulted with and has been advised by its counsel as to the consequences of such request, instructions and consent.
Article IV
Conditions Precedent
     Section 4.1. Conditions Precedent to First Delivery Date; Conditions Precedent of Each Participant and Indenture Trustee to the Closing Date.
     (a) First Delivery Date Conditions. No Delivery Date shall occur until the following conditions precedent shall have been satisfied:
     (1) Execution of Operative Agreements. This Agreement, the Trust Agreement, the Lease, the Indenture, shall each be satisfactory in form and substance to the parties thereto, shall have been duly executed and delivered by the parties thereto, shall each be in full force and effect and executed counterparts of each shall have been delivered to each such party or its counsel; and no event shall have occurred and be continuing that constitutes a Lease Default or an Indenture Default.
     (2) Opinions of Counsel. Owner Trustee, Indenture Trustee, Loan Participant, Owner Participant and Lessee shall have received the favorable written opinion of each of (A) internal counsel to Lessee and special counsel to Lessee, (B) counsel to Owner Trustee, (C) internal counsel to Owner Participant and special counsel to Owner Participant and (D) counsel to Indenture Trustee, each in form and scope satisfactory to the parties hereto; provided that receipt by a party hereto of a favorable written opinion from counsel to such party shall not be a condition precedent to such party’s obligations hereunder; provided further that, such opinions shall be dated the date of the agreements set forth in Section 4.1(a)(1) hereof.
     (3) Tax Indemnity Agreement. The Tax Indemnity Agreement shall be satisfactory in form and substance to Owner Participant and Lessee, shall have been duly executed and delivered by Lessee and Owner Participant, and shall be in full force and effect.
     (4) Corporate Documents. Each of the parties shall have received such documents and evidence with respect to Lessee, Owner Participant, Owner Trustee, the Trust and Indenture Trustee as such party may reasonably request in order to establish the authority for the consummation of the transactions contemplated by this Agreement and the other Operative Agreements, the taking of all corporate and other proceedings in connection therewith and compliance with the conditions herein or therein set forth and the incumbency of all officers signing any of the Operative Agreements.
     (b) Closing Date Conditions. The obligation of each Participant and Indenture Trustee to participate in the transactions contemplated hereby on the Closing Date shall be subject to the following conditions precedent (except that paragraph (16) shall not be a condition precedent to Owner Participant’s obligations hereunder and paragraph (17), as it relates to a Loan Participant, shall not be a condition precedent to Loan Participant’s obligations):
     (1) Execution of Operative Agreements. On or before the Closing Date, each of the documents referred to in Section 4.1(a)(1) and Section 4.1(a)(3) shall be in full force and effect and the Equipment Notes to be issued on the Closing Date, the Lease Supplement, the Indenture Supplement, in each case with respect of the Units for which settlement will be made on the Closing Date shall each be satisfactory in form and substance to such Participant and Indenture Trustee, shall have been duly executed and delivered by the parties thereto (except that the execution and delivery of the documents referred to above by a party thereto shall not be a condition precedent to such party’s obligations hereunder), shall each be in full force and effect and executed counterparts of each shall have been delivered to such Participant and Indenture Trustee or its counsel on or before the Closing Date; and no event shall have occurred and be continuing that constitutes a Lease Default or an Indenture Default.
     (2) Recordation and Filing. On or before the Closing Date, Lessee will cause the Lease, the Lease Supplement with respect to the Units for which settlement will be made on the Closing Date, the Indenture, the Indenture Supplement with respect to the Units for which settlement will be made on the Closing Date, or appropriate evidence thereof, to be duly filed, recorded and deposited (A) with the Surface Transportation Board in conformity with 49 U.S.C. § 11301, (B) with the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act and provision will have been made for publication of notice of such deposit in The Canada Gazette in accordance with said Section 105 and (C) in such other places within the United States, Canada or Mexico as Owner Trustee, Indenture Trustee and any Participant may reasonably request for the protection of the Trust’s title to the Equipment and interest in the Lease, or the security interest of Indenture Trustee in the Equipment and the Lease, and will furnish Indenture Trustee, Owner Trustee and each Participant proof thereof.
     (3) Officer’s Certificate of Lessee. On the Closing Date, Owner Trustee, Indenture Trustee, Loan Participant and Owner Participant shall have received an Officer’s Certificate dated such date from Lessee, to the effect that the representations and warranties of Lessee contained in Section 3.2 and Section 3.4(b) are true and correct in all material respects on the Closing Date with the same effect as though made on and as of said date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date), and that Lessee has performed and complied with all agreements and conditions herein contained which are required to be performed or complied with by Lessee on or before said date.
     (4) Officer’s Certificate of Owner Trustee. On the Closing Date, Lessee, Indenture Trustee, Loan Participant and Owner Participant shall have received an Officer’s Certificate dated such date from Owner Trustee, to the effect that the representations and warranties of Owner Trustee contained in Section 3.1 and Section 3.4(a) are true and correct in all material respects on the Closing Date with the same effect as though made on and as of said date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date), and that Owner Trustee has performed and complied with all agreements and conditions herein contained which are required to be performed or complied with by Owner Trustee on or before said date.
     (5) Officer’s Certificate of Indenture Trustee. On the Closing Date, Lessee, Owner Trustee, Loan Participant and Owner Participant shall have received an Officer’s Certificate dated such date from Indenture Trustee, to the effect that the representations and warranties of Indenture Trustee contained in Section 3.3 are true and correct in all material respects on the Closing Date with the same effect as though made on and as of said date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date), and that Indenture Trustee has performed and complied with all agreements and conditions herein contained which are required to be performed or complied with by Indenture Trustee on or before said date.
     (6) Officer’s Certificate of Owner Participant. On the Closing Date, Lessee, Owner Trustee, Indenture Trustee, and Loan Participant shall have received an Officer’s Certificate dated such date from Owner Participant, to the effect that the representations and warranties of Owner Participant contained in Section 3.6 are true and correct in all material respects on the Closing Date with the same effect as though made on and as of said date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date), and that Owner Participant has performed and complied with all agreements and conditions herein contained which are required to be performed or complied with by Owner Participant on or before said date.
     (7) Opinions of Counsel. On the Closing Date, Owner Trustee, Indenture Trustee, Loan Participant and Owner Participant shall have received the favorable written opinion of each of (A) internal counsel to Lessee and special counsel to Lessee, (B) counsel to Owner Trustee, (C) internal counsel to Owner Participant and special counsel to Owner Participant and (D) counsel to Indenture Trustee, each in form and scope satisfactory to each Participant, (E) Alvord and Alvord, special STB counsel, and (F) McCarthy Tétrault, special Canadian counsel; provided that receipt by a party hereto of a favorable written opinion from counsel to such party shall not be a condition precedent to such party’s obligations hereunder.
     (8) Title. On the Closing Date, after giving effect to the transactions contemplated hereby and by the other Operative Agreements, Owner Trustee shall have good and marketable title to each Unit to be settled on the Closing Date, free and clear of all Liens, except Permitted Liens of the type described in clause (iii), (iv) and (v) of the definition thereof.
     (9) Bills of Sale. On the Closing Date, each Seller shall have delivered to Owner Trustee (with copies to Indenture Trustee, Loan Participant and Owner Participant) a Bill of Sale in the form attached hereto as Exhibit B with respect to the applicable Units being settled on the Closing Date, such Bill of Sale dated the Closing Date for such Units, transferring to Owner Trustee good and marketable title to such Units and warranting to Owner Trustee that at the time of delivery of each such Unit, such Seller had legal title thereto and good and lawful right to sell the same, and title thereto was free of all claims, liens and encumbrances of any nature, except Permitted Liens of the type describe in clause (iii) and (iv) of the definition thereof.
     (10) Certificates of Acceptance. On the Closing Date, Lessee shall have delivered to Owner Trustee (with copies to Indenture Trustee, Loan Participant and Owner Participant) a Certificate of Acceptance with respect to each Unit being settled on the Closing Date, such Certificate of Acceptance executed on and dated the Delivery Date for such Unit.
     (11) Insurance Certificate. On or before the Closing Date, Indenture Trustee, Loan Participant, Owner Trustee and Owner Participant shall have received a certificate relating to insurance that is required pursuant to Section 12 of the Lease.
     (12) Corporate Documents. Each of the Participants shall have received such documents and evidence with respect to Lessee, Owner Participant, Owner Trustee and Indenture Trustee as the Participants may reasonably request in order to establish the authority for the consummation of the transactions contemplated by this Agreement and the other Operative Agreements, the taking of all corporate and other proceedings in connection therewith and compliance with the conditions herein or therein set forth and the incumbency of all officers signing any of the Operative Agreements.

     (13) No Threatened Proceedings. No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Closing Date, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any of the other Operative Agreements or the transactions contemplated hereby or thereby.
     (14) Closing Date Notice. Prior to the Closing Date, Indenture Trustee and the Participants shall have received the written notice of the Closing Date required pursuant to Section 2.3(a).
     (15) No Illegality. No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by regulatory authorities that, in the opinion of such Participant or its counsel, would make it illegal for such Participant to enter into any transaction contemplated by the Operative Agreements.
     (16) Owner Participant’s Investments. Owner Participant shall have made available its Commitment with respect to the Units delivered on the Closing Date in accordance with Sections 2.2(a) and 2.3.
     (17) Loan Participant’ Investment. Loan Participant shall have made available its Commitment with respect to the Units delivered on the Closing Date in accordance with Sections 2.2(b) and 2.3.
     (18) Consents. All approvals and consents of any trustees or holders of any indebtedness or obligations of Lessee which are required in connection with the transactions contemplated by this Agreement and the other Operative Agreements shall have been duly obtained and be in full force and effect.
     (19) Governmental Actions. All actions, if any, required to have been taken on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the other Operative Agreements on the Closing Date shall have been taken by any governmental or political agency, subdivision or instrumentality of the United States and all orders, permits, waivers, exemptions, authorizations and approvals of such entities required to be in effect on the Closing Date in connection with such transactions contemplated by this Agreement and the other Operative Agreements on the Closing Date shall have been issued, and all such orders, permits, waivers, exemptions, authorizations and approvals shall be in full force and effect, on the Closing Date.
     Section 4.2. Additional Conditions Precedent to the Obligations of Loan Participant. The obligation of Loan Participant to advance funds for the Equipment Notes to be purchased by it pursuant to Section 2.2(b) on the Closing Date shall be subject to the additional conditions that:

     (a) Equipment Notes. The Equipment Notes to be delivered on the Closing Date shall have been duly authorized, executed and delivered to Loan Participant by a duly authorized officer of Owner Trustee and duly authenticated by Indenture Trustee.
     (b) Debt Appraisal Letter. On or before the Closing Date, Loan Participant shall have received a letter from the equipment appraiser setting forth the appraiser’s opinion as to the fair market value of the applicable Units and that such fair market value is not less than the Equipment Cost for such Units.
     (c) Original Counterparts of Lease and Lease Supplement. The “original” counterpart of the Lease and each Lease Supplement shall have been delivered to Indenture Trustee.
     (d) Security Interest. On the Closing Date, after giving effect to the transactions contemplated hereby and by the other Operative Agreements, Indenture Trustee shall have a perfected security interest in the Equipment, the Lease and the other property constituting the Indenture Estate, free of all Liens, except Permitted Liens.
     (e) Opinion. On the Closing Date, Loan Participant shall have received the opinion of Vedder, Price, Kaufman & Kammholz, P.C., addressed to Loan Participant, in form and substance satisfactory to Loan Participant.
     Section 4.3. Additional Conditions Precedent to the Obligations of Owner Participant. The obligation of Owner Participant to provide the funds specified with respect to it in Section 2.2(a) on the Closing Date with respect to any Unit to be settled on the Closing Date shall be subject to the following additional conditions:
     (a) Appraisal. On or before the Closing Date, Owner Participant shall have received an opinion (the “Appraisal”) of an equipment appraiser reasonably satisfactory in form and substance to Owner Participant.
     (b) Opinion with Respect to Certain Tax Aspects. On the Closing Date, Owner Participant shall have received the opinion of Thelen Reid & Priest LLP, addressed to Owner Participant, in form and substance satisfactory to Owner Participant, containing such counsel’s favorable opinion with respect to the Federal income tax aspects of the transaction contemplated hereby.
     (c) No Tax Law Change. No Change in Tax Law shall have occurred nor shall a judicial opinion on a tax issue have been rendered on or prior to the Closing Date which change, if enacted, adopted or made effective, or such judicial opinion, would, in the reasonable opinion of Owner Participant, render it disadvantageous or inadvisable for Owner Participant to enter into the transactions contemplated by the Operative Agreements unless Lessee shall indemnify Owner Participant to Owner Participant’s reasonable satisfaction for such Change in Tax Law or, if such change can be compensated for by an adjustment to Basic Rent, unless Lessee agrees to an adjustment to Basic Rent in accordance with the principles of Section 2.6 of this Agreement to preserve Owner Participant’s Net Economic Return.
     Section 4.4. Conditions Precedent to the Obligation of Lessee. The obligation of Lessee to participate in the transactions contemplated hereby on the Closing Date shall be subject to the following conditions precedent:
     (a) Corporate Documents. On or before the Closing Date, Lessee shall have received such documents and evidence with respect to Owner Participant, Owner Trustee and Indenture Trustee as Lessee may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and compliance with the conditions herein or therein set forth.
     (b) Operative Agreements. On or before the Closing Date, each of the documents referred to in Section 4.1(b)(1) shall be in full force and effect.
     (c) Representations and Warranties True. On the Closing Date, the representations and warranties of Owner Trustee, Indenture Trustee, Loan Participant and Owner Participant contained in Section 3 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, and Lessee shall have received an Officer’s Certificate dated such date from each of Owner Trustee as described in Section 4.1(b)(4), Owner Participant as described in Section 4.1(b)(6) and Indenture Trustee as described in Section 4.1(b)(5), addressed to Lessee and certifying as to the foregoing matters insofar as they relate to Owner Trustee, Owner Participant and Indenture Trustee, as the case may be.
     (d) Opinions of Counsel. On the Closing Date, Lessee shall have received the opinions of counsel for Owner Trustee and Indenture Trustee referred to in Section 4.1(b)(7), addressed to Lessee.
     (e) No Threatened Proceedings. No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Closing Date, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.
     (f) No Tax Law Change. Lessee shall not be obligated to carry out the transactions contemplated on the Closing Date if a Change in Tax Law shall have occurred after the date of execution hereof and on or prior to the Closing Date which would, in the reasonable opinion of Lessee, result in an adjustment pursuant to Section 2.6 which would increase by more than 50 basis points the present value (discounted at an interest rate per annum equal to the Debt Rate) of all payments of Basic Rent payable for the Units to be delivered on the Closing Date.

Article V
Financial and Other Reports of Lessee
     Lessee agrees that it will furnish directly to each Participant the following:
     (a) unless included in a Form 10-Q delivered or deemed delivered under clause (c) below, as soon as available and in any event within 60 days after the end of each quarterly period, except the last, of each fiscal year, consolidated balance sheets of KCS, and its consolidated Subsidiaries as at the end of such period, together with the related consolidated statements of income and cash flows of KCS and its consolidated Subsidiaries for the period beginning on the first day of such fiscal year and ending on the last day of such quarterly period, setting forth in each case (except for the consolidated balance sheet) in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles and certified by any Vice President, the Treasurer, the Chief Financial Officer or any Assistant Treasurer of KCS;
     (b) unless included in a Form 10-K delivered or deemed delivered under clause (c) below, as soon as available and in any event within 120 days after the last day of each fiscal year, a copy of KCS’s annual audited report covering the operations of KCS and its consolidated Subsidiaries, including consolidated balance sheets, and related consolidated statements of income and retained earnings and consolidated statement of cash flows of KCS and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, which statements will have been certified by a firm of independent public accountants of recognized national standing selected by KCS;
     (c) as soon as available, one copy of each Annual Report on Form 10-K (or any successor form), Quarterly Report on Form 10-Q (or any successor form) and Form 8-K filed by KCS with the SEC or any successor agency, provided that, as long as KCS is subject to informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the SEC, each Participant shall be deemed to have been furnished the foregoing reports and forms at the time such Participant may electronically access such reports and forms by means of the SEC’s homepage on the internet or at KCS’s homepage on the internet, provided, further, in the event that KCS shall cease to be subject to such informational requirements, Lessee will provide each Participant with 90 days’ advance written notice and thereafter Lessee shall directly furnish such reports and forms to each Participant;
     (d) as soon as available and in any event within 120 days after the last day of each calendar year, a copy of Lessee’s Class I Railroad Annual Report R-1 filed by the Lessee with the Surface Transportation Board;

     (e) as soon as available and in any event within 120 days after the last day of each fiscal year, a certificate signed by any Vice President, the Treasurer, the Chief Financial Officer or any Assistant Treasurer of Lessee stating that he/she has reviewed the activities of Lessee during such year and that Lessee during such year has kept, observed, performed and fulfilled each and every covenant, obligation and condition contained herein and in the Lease, or if a Lease Event of Default shall exist or if an event has occurred and is continuing which, with the giving of notice or the passage of time or both, would constitute a Lease Event of Default, specifying such Lease Event of Default and all such events and the nature and status thereof; and
     (f) from time to time, such additional information kept by Lessee in the ordinary course of business reasonably related to the transactions contemplated hereby as Lessor, Owner Participant, Loan Participant, Owner Trustee or Indenture Trustee may reasonably request.
If at any time Lessee shall become subject to the public reporting requirements of the SEC or Lessee shall cease to be a consolidated subsidiary of KCS, then the reporting requirements of paragraphs (a) through (c) above shall apply directly to Lessee.
Article VI
Certain Covenants of the Participants, Trustees and Lessee
     Section 6.1. Restrictions on Transfer of Beneficial Interest. Owner Participant agrees that it shall not sell, convey, assign, pledge, mortgage or otherwise transfer any of its Beneficial Interest, except to Lessee in accordance with Section 23(c) of the Lease (to which transfer Indenture Trustee hereby consents), unless:
     (a) the Person to whom such transfer is to be made (a “Transferee") is (i) a Person that is an institutional investor organized as a corporation, limited liability company, partnership or other legal entity under the laws of the United States or any state or territory thereof or the District of Columbia with tangible net worth or, in the case of a bank or lending institution, combined capital or surplus at the time of such transfer of at least US $75,000,000, all of the foregoing determined in accordance with generally accepted accounting principles or (ii) any United States subsidiary or United States affiliate of any such institutional or corporate investor if such investor guarantees the obligations so assumed by such subsidiary or affiliate pursuant to an instrument or instruments reasonably satisfactory to Lessee, Owner Trustee and Indenture Trustee or (iii) any United States subsidiary or United States affiliate of the transferring Owner Participant if the transferring Owner Participant remains liable for all obligations of Owner Participant under each of the Operative Agreements;
     (b) neither the Transferee nor any of its Affiliates shall be (i) directly involved in the transportation business (it being understood that operating lessors and passive equity and debt investors (including lessors) in railroad rolling stock and facilities are not directly involved in the transportation business), (ii) a competitor of Lessee in Lessee’s primary business, (iii) at the time of the proposed transfer, a substantial investor in Lessee or any Affiliate of Lessee attempting a merger, acquisition or other takeover of Lessee or any Affiliate of Lessee which merger, acquisition or other takeover shall not have been approved by the Board of Directors of Lessee or such Affiliate or otherwise be perceived by Lessee or such Affiliate to be hostile to the management of Lessee or such Affiliate, (iv) an adverse plaintiff or defendant in any then-existing litigation or any then-existing third-party arbitration involving Lessee or an Affiliate of Lessee, or (v) the potential plaintiff in any litigation which has been threatened, in writing, against Lessee or an Affiliate of Lessee; provided that if a Specified Default or an Event of Default shall have occurred and be continuing, the requirements set forth in this subsection (b) above shall not apply to such transfer;
     (c) Indenture Trustee, Lessee and Owner Trustee shall have received 30 days’ (10 days in the case of a transfer to an Affiliate) prior written notice of such transfer specifying the name and address of any proposed transferee and such additional information as shall be necessary to determine whether the proposed transfer satisfies the requirements of this Section 6.1 and Section 8.01 of the Trust Agreement;
     (d) such Transferee enters into an agreement or agreements in form and substance reasonably satisfactory to Lessee, Owner Trustee and Indenture Trustee whereby such Transferee confirms that it shall be deemed a party to this Agreement and each other Operative Agreement to which the transferring Owner Participant is a party, and agrees to be bound by all the terms of, and to undertake all of the obligations and liabilities of the transferring Owner Participant contained in, this Agreement and such other Operative Agreements and in which the Transferee shall make representations and warranties comparable to those of Owner Participant contained herein and therein;
     (e) such transfer complies in all respects with and does not violate any applicable law, including any applicable Federal securities law and the securities law of any applicable state;
     (f) an opinion of counsel of the Transferee (which counsel shall be either Thelen Reid & Priest LLP, internal counsel to the Transferee or another counsel reasonably acceptable to Lessee and Indenture Trustee), confirming (i) the existence, power and authority of, and due authorization, execution and delivery of all relevant documentation by, the Transferee (with appropriate reliance on certificates of corporate officers or public officials as to matters of fact), (ii) that each agreement referred to in subparagraph (d) above is the legal, valid, binding and enforceable obligation of the Transferee subject to the customary exceptions, (iii) compliance of the transfer with the registration provisions of applicable laws and regulations including Federal securities laws and securities laws of the Transferee’s domicile and other jurisdictions reasonably identified by Lessee as potentially applicable to the transfer, and (iv) other matters as Lessee or Indenture Trustee may reasonably request, shall be provided, prior to such transfer, to Lessee, Indenture Trustee and Owner Trustee, which opinion shall be in form and substance reasonably satisfactory to each of them;

     (g) except as specifically consented to in writing by Lessee and Indenture Trustee, the terms of the Operative Agreements shall not be altered;
     (h) all fees, expenses and charges of the parties hereto (including without limitation, legal fees and expenses of special counsel) incurred in connection with each transfer of such Beneficial Interest shall be paid by Owner Participant;
     (i) such transfer (i) does not involve the use of an amount which constitutes assets of an employee benefit plan (other than a government plan exempt from the coverage of ERISA) or (ii) will not constitute a prohibited transaction;
     (j) such transfer shall be of all, but not less than all, of the entire Beneficial Interest of Owner Participant;
     (k) such transfer shall not occur prior to the Closing Date;
     (l) as a result of such transfer, no Indenture Default attributable to Owner Participant or Owner Trustee shall have occurred and be continuing; and
     (m) Owner Participant shall deliver an Officer’s Certificate to the parties hereto certifying as to compliance with the transfer requirements contained herein.
     Upon any such transfer, (i) except as the context otherwise requires, such Transferee shall be deemed the “Owner Participant” for all purposes, and shall enjoy the rights and privileges and perform the obligations of Owner Participant to the extent of the interest transferred hereunder and under each other Operative Agreement to which such Owner Participant is a party, and, except as the context otherwise requires, each reference in this Agreement and each other Operative Agreement to the “Owner Participant” shall thereafter be deemed to include such Transferee for all purposes to the extent of the interest transferred and (ii) the transferor, except as provided in Section 6.1(h) hereof, shall be released from all obligations hereunder and under each other Operative Agreement to which such transferor is a party or by which such transferor is bound to the extent such obligations are expressly assumed by a Transferee; and provided, further, that in no event shall any such transfer or assignment waive or release the transferor from any liability on account of any breach existing immediately prior to such transfer of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements or for any fraudulent or willful misconduct. Any transfer or assignment of the Beneficial Interest in violation of this Section 6.1 shall be void and of no effect.
     Section 6.2. Lessor’s Liens Attributable to Owner Participant. Owner Participant hereby unconditionally agrees with and for the benefit of the other parties to this Agreement that Owner Participant will not directly or indirectly create, incur, assume or suffer to exist any Lessor’s Liens on or against any part of the Trust Estate or the Equipment arising out of any act or omission of or claim against Owner Participant, and Owner Participant agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full any such Lessor’s Lien (by bonding or otherwise, so long as Lessee’s operation and use of the Equipment is not impaired); provided that Owner Participant may contest any such Lessor’s

Lien in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Equipment or any interest therein and do not interfere with the use, operation, or possession of the Equipment by Lessee under the Lease or the rights of Indenture Trustee under the Indenture and the other Operative Agreements or the rights of Loan Participant under the Operative Agreements. Owner Participant hereby indemnifies and holds harmless Lessee, Indenture Trustee, Indenture Estate, Owner Trustee and Loan Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of Owner Participant to discharge and satisfy any such Lessor’s Lien.
     Section 6.3. Lessor’s Liens Attributable to Trust Company. Trust Company, hereby unconditionally agrees with and for the benefit of the other parties to this Agreement that Trust Company will not directly or indirectly create, incur, assume or suffer to exist any Lessor’s Liens on or against any part of the Trust Estate or the Equipment arising out of any act or omission of or claim against Trust Company, and Trust Company agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full (i) any such Lessor’s Lien attributable to Trust Company (by bonding or otherwise, so long as Lessee’s operation and use of the Equipment is not impaired) and (ii) any other liens or encumbrances attributable to Trust Company on any part of the Trust Estate or the Indenture Estate which result from claims against Trust Company not related to the ownership of the Equipment, the administration of the Trust Estate or the Indenture Estate or the transactions contemplated by the Operative Agreements; provided that Owner Trustee may contest any such Lessor’s Lien in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Equipment or any interest therein and do not interfere with the use, operation, or possession of the Equipment by Lessee under the Lease or the rights of Indenture Trustee under the Indenture and the other Operative Agreements or the rights of Loan Participant under the Operative Agreements. Trust Company hereby indemnifies and holds harmless Lessee, Indenture Trustee, the Indenture Estate, Owner Participant and Loan Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of Owner Trustee to discharge and satisfy any such Lessor’s Lien.
     Section 6.4. Liens Created by Indenture Trustee and Loan Participant. (a) Indenture Trustee covenants and agrees with Lessee, Owner Trustee, Owner Participant and Loan Participant that it shall not cause or permit to exist any Lien on the Equipment or all or any portion of the Trust Estate or the Indenture Estate arising as a result of (i) claims against Indenture Trustee not related to its interest in the Equipment and the Trust Estate, or to the administration of the Indenture Estate pursuant to the Indenture, (ii) acts of Indenture Trustee not contemplated by, or failure of Indenture Trustee to take any action it is expressly required to perform by, the Operative Agreements, (iii) claims against Indenture Trustee relating to Taxes or expenses that are not indemnified against by Lessee pursuant to Section 7 attributable to the actions of Indenture Trustee, or (iv) claims against Indenture Trustee arising out of the transfer by Indenture Trustee of all or any portion of its interest in the Equipment, the Indenture Estate or the Operative Agreements, other than a transfer permitted by the Operative Agreements and that Indenture Trustee will, at its own cost and expense (and without any right of reimbursement from any other party hereto), promptly take such action as may be necessary duly to discharge any such Lien; provided that Indenture Trustee may contest any such Lien in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Equipment or any interest therein and do not interfere with the use, operation, or possession of the Equipment by Lessee under the Lease, the rights of the Trust under the Operative Agreements or the rights of Loan Participant under the Operative Agreements. Indenture Trustee further agrees to indemnify and hold harmless each of the other parties hereto from and against any loss, out-of-pocket cost and expenses (including reasonable legal fees and expenses) incurred, in each case, as a result of the imposition or enforcement of any such Lien.
     (b) Loan Participant covenants and agrees with Lessee, Owner Trustee, Owner Participant and Indenture Trustee that it shall not cause or permit to exist any Lien on the Equipment or all or any portion of the Trust Estate or the Indenture Estate arising as a result of (i) claims against Loan Participant not related to its interest in the Equipment and the Trust Estate, (ii) acts of Loan Participant not contemplated by, or failure of Loan Participant to take any action it is expressly required to perform under, the Operative Agreements, (iii) claims against Loan Participant relating to Taxes or expenses that are not indemnified against by Lessee pursuant to Article VII or (iv) claims against Loan Participant arising out of the transfer by Loan Participant of all or any portion of its interest in the Equipment, the Indenture Estate or the Operative Agreements, other than a transfer permitted by the Operative Agreements and that Loan Participant will, at its own cost and expense (and without any right of reimbursement from Lessee), promptly take such action as may be necessary duly to discharge any such Lien; provided that Loan Participant may contest any such Lien in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Equipment or any interest therein and do not interfere with the use, operation, or possession of the Equipment by Lessee under the Lease or the rights of the Trust or Indenture Trustee under the Operative Agreements. Loan Participant further agrees to indemnify and hold harmless each of the other parties hereto from and against any loss, out-of-pocket cost and expenses (including reasonable legal fees and expenses) incurred, in each case, as a result of the imposition or enforcement of any such Lien.
     Section 6.5. Covenants of Owner Trustee, Trust Company, Owner Participant and Indenture Trustee. Owner Participant, and Owner Trustee and Trust Company, hereby agree, severally and not jointly, with Lessee, Loan Participant and Indenture Trustee (i) to comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, (ii) not to amend, supplement, or otherwise modify any provision of the Trust Agreement in such a manner as to adversely affect the rights of any such party without the prior written consent of such party and (iii) not to terminate or revoke the Trust Agreement or the trust created by the Trust Agreement and such trust shall not be subject to revocation or termination by Owner Participant prior to the payment in full and discharge of the Equipment Notes and all other indebtedness secured by the Indenture and the final discharge thereof pursuant to Section 10.01 thereof or prior to the expiration or early termination of the Lease and the payment in full and discharge of the Equipment Notes and all other indebtedness secured by the Indenture and the final discharge thereof pursuant to Section 10.01 thereof. Each of Owner Trustee and Indenture Trustee agrees, for the benefit of Lessee and Owner Participant, to comply with the provisions of the Indenture. Notwithstanding any provision herein or in any of the Operative Agreements to the contrary,

Indenture Trustee’s obligation to take or refrain from taking any actions, or to use its discretion (including, but not limited to, the giving or withholding of consent or approval and the exercise of any rights or remedies under such Operative Agreements), and any liability therefor, shall, in addition to any other limitations provided herein or in the other Operative Agreements, be limited by the provisions of the Indenture.
     Section 6.6. Amendments to Operative Agreements. The Trustees and Participants will not terminate the Operative Agreements to which Lessee is not or will not be a party, except in accordance with the Operative Agreements in effect on the date hereof (as amended, modified or supplemented from time to time in accordance with the terms hereof and of the other Operative Agreements), or amend, supplement, waive or modify such Operative Agreements in any manner that increases the obligations or liabilities, or decreases the rights, of Lessee under the Operative Agreements, without, in each such case, the prior written consent of Lessee. Owner Participant and the Trustees (as applicable) agree that, in any event, they will not amend Section 2.01, 2.02, 2.05, 2.10, the provisions of the proviso of Section 4.3(a), Article III, Article IX of the Indenture or Section 4.01, 9.01, 10.01 or 12.01 or Article IX of the Trust Agreement without the prior written consent of Lessee.
     Section 6.7. Section 1168. Lessee shall at all times remain a “railroad”, as such term is defined in Section 101 (44) of the U.S. Bankruptcy Code, such that Lessee’s obligations under the Lease shall be subject to the provisions of Section 1168 of the U.S. Bankruptcy Code. Lessee shall not take any action which would cause Section 1168 to cease to be applicable to this transaction or, in connection with any bankruptcy proceedings involving Lessee or any of its Affiliates, take a position in the United State Bankruptcy Court that is inconsistent with the rights of Lessor under such Section 1168.
     Section 6.8. Merger Covenant. Lessee shall not consolidate with or merge into any other Person or convey, transfer or lease substantially all of its assets as an entirety to any Person unless (i) the Person formed by such consolidation or into which Lessee is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of Lessee as an entirety shall execute and deliver to Owner Trustee, Owner Participant, Loan Participant and Indenture Trustee an agreement containing the assumption by such successor corporation of the due and punctual performance and observance of each covenant and condition of this Agreement and each of the other Lessee Agreements to be performed or observed by Lessee, (ii) immediately after giving effect to such transaction, no Lease Event of Default shall have occurred solely as a result of such consolidation or merger or such conveyance, transfer or lease and (iii) Lessor (and Indenture Trustee, as assignee of Lessor) shall be entitled to the benefits of Section 1168 of the Bankruptcy Code to the same extent as immediately prior to such merger, consolidation or transfer. Upon such consolidation or merger, or any conveyance, transfer or lease of substantially all of the assets of Lessee as an entirety in accordance with this Section 6.8, the successor corporation formed by such consolidation or into which Lessee is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Lessee under this Agreement and the other Operative Agreements with the same effect as if such successor corporation had been named as Lessee herein. If Lessee shall have consolidated with or merged into any other Person or conveyed, transferred or leased substantially all of its assets, such assets to include Lessee’s leasehold interest in the Lease, the Person owning such leasehold interest after such event shall deliver to Owner Participant, Loan Participant and Indenture Trustee, an opinion of counsel (which counsel may be such Person’s in-house counsel) confirming that the assumption agreement pursuant to which such Person assumed the obligations of Lessee shall have been duly authorized, executed and delivered by such Person and that such agreement is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.
     Section 6.9. Additional Filings. In the event that during the Lease Term (i) a central filing system becomes available in Mexico for the filing or recording of security interests or ownership rights in railroad rolling stock and (ii) Lessee elects as a business practice to conduct such filings or recordings with respect to equipment owned or leased by Lessee that is used in a manner similar to the Units, then Lessee will take, or cause to be taken, at Lessee’s cost and expense, such action with respect to the filing or recording of the Lease, the Indenture or any supplements thereto and any other instruments as may be necessary or reasonably required to maintain, so long as the Indenture or the Lease is in effect and such central filing system remains available, the benefit of such filing or recording in Mexico for the protection of the security interest created by the Indenture and any security interest that may be claimed to have been created by the Lease and the ownership interest of Owner Trustee in each Unit to the extent such protection is available pursuant to such filing or recording in Mexico.
     Section 6.10. Owner Participant an Affiliate of Lessee. If at any time the original or any successor Owner Participant shall be an Affiliate of Lessee, such Owner Participant and Lessee agree that, notwithstanding any provision of the Indenture to the contrary, they will not modify, amend or supplement any provision of the Lease or this Agreement or give, or permit Owner Trustee to give, any consent, waiver, authorization or approval thereunder if any such action would adversely affect in a material manner Indenture Trustee or any holder of an Equipment Note unless such action shall have been consented to by a Majority In Interest.
     Section 6.11. Taxes. Lessee shall pay and discharge all Taxes imposed upon Lessee or upon its income, profits or properties prior to the date on which penalties attach thereto except for those Taxes which are being contested in good faith through appropriate proceedings and for which adequate reserves are being maintained.
     Section 6.12. Negative Make-Whole Amount. Loan Participant hereby agrees, and the other parties hereby acknowledge, that in the event of any prepayment of the Equipment Notes pursuant to Section 2.10 of the Indenture, any acceleration of the Equipment Notes pursuant to Section 4.02 of the Indenture or any purchase of the Equipment Notes pursuant to Section 4.04(b) of the Indenture, if the calculation of the Make-Whole Amount results in Negative Make-Whole Amount, then such Negative Make-Whole Amount shall be due on the date of such prepayment as provided for in Section 2.10 of the Indenture, the date of payment under Section 4.02 of the Indenture in the case of such acceleration or the date of such purchase as provided in Section 4.04(b) of the Indenture, as the case may be, and such Negative Make-Whole Amount shall be paid in U.S. dollars on such date by the holders of the Equipment Notes (each such holder to pay its ratable portion of such Negative Make-Whole Amount in accordance with its percentage of the Equipment Notes then being prepaid or purchased) directly to the Lessee free of the Lien of the Indenture or, if such acceleration pursuant to Section 4.02 of the

Indenture results from a Lease Event of Default, to the Owner Trustee or, in the case of Section 4.04(b) of the Indenture, to the Owner Participant; provided that if at any time that the Owner Trustee is required to make a payment of the aggregate unpaid principal amount of all Equipment Notes then outstanding plus the accrued but unpaid interest thereon in connection with any acceleration of the Equipment Notes pursuant to Section 4.02 of the Indenture, there shall exist an obligation of the holders of the Equipment Notes to pay any Negative Make-Whole Amount, there shall be deducted from such payment of the aggregate unpaid principal amount of all Equipment Notes then outstanding plus the accrued but unpaid interest thereon an amount equal to the aggregate amount of such Negative Make-Whole Amount owed by the holders of the Equipment Notes at such time (with the same effect as if such amount had been distributed pursuant to the provisions of Section 3.03 of the Indenture).
Article VII
Lessee’s Indemnities
     Section 7.1. General Tax Indemnity.
     (a) Tax Indemnitee Defined. For purposes of this Section 7.1, “Tax Indemnitee” means Owner Participant, its Affiliates, Owner Trustee, Trust Company, the Trust, the Trust Estate, Indenture Trustee, Loan Participant, and each of their respective successors or assigns permitted under the terms of the Operative Agreements and, with respect to any taxes, shall also include any affiliated or combined group of which such Tax Indemnitee is, or may become, a member if consolidated or combined returns are filed for such group for purposes of such taxes.
     (b) Taxes Indemnified. Subject to the exclusions stated in subsection (c) below, Lessee agrees to indemnify and hold harmless each Tax Indemnitee on an After-Tax Basis against all fees, taxes, levies, assessments, charges or withholdings of any nature, together with any penalties, fines or interest thereon or additions thereto (“Taxes”) imposed upon any Tax Indemnitee, Lessee or all or any part of the Equipment by any federal, state or local government, political subdivision, or taxing authority in the United States, by any government or taxing authority of or in a foreign country or by any international authority, upon, with respect to or in connection with:
     (i) the Equipment or any part of any of the Equipment or interest therein;
     (ii) the acquisition, financing, use or operation with respect to the Equipment or any part of any of the Equipment or interest therein;
     (iii) payments of Rent or the receipts, income or earnings arising therefrom; or
     (iv) any or all of the Operative Agreements or any payments made with respect to the Equipment Notes; or otherwise with respect to the transactions contemplated by or resulting from the Operative Agreements, including any payments thereunder and the exercise of rights and remedies thereunder;

     (c) Taxes Excluded. The indemnity provided for in paragraph (b) above shall not extend to any of the following:
     (i) Taxes which are based upon, measured by or in respect to gross or net income or gross or net receipts (including (x) commercial activity taxes, business activity taxes and other similar taxes that are based upon, measured by or in respect of such income or receipts and (y) all Taxes which are in lieu of a gross or net income tax or gross or net receipts tax); Taxes on items of preference or any minimum tax; value added taxes; business and occupation taxes; franchise taxes; or Taxes based upon Owner Participant’s or Lessor’s capital stock or net worth; provided that there shall not be excluded under this subparagraph (i) any (x) sales, use, property, value added, license, rental, ad valorem or Taxes in the nature thereof and (y) any Taxes imposed by any government or taxing authority of or in a foreign country if, and to the extent, such Taxes are imposed as a result of (A) the operation, presence or registration in such jurisdiction of any Unit or part thereof, (B) the presence in such jurisdiction of a permanent establishment or fixed place of business of any Lessee Person, (C) the residence, nationality or place of management and control of any Lessee Person, (D) the payment by any Lessee Person of any amount due under the Operative Agreements which is treated as paid from such jurisdiction or (E) any combination of factors (A)-(D); provided, further, that in the case of a Loan Participant, there shall not be excluded under this subparagraph (i) Taxes imposed by withholding or deduction.
     (ii) In the case of a Loan Participant, Taxes imposed by withholding or deduction, unless and to the extent such Loan Participant is a “resident” of the Federal Republic of Germany, as defined for purposes of the Treaty as in effect on the Delivery Date in the case of the Original Loan Participant and as in effect on the date a Loan Participant other than the Original Loan Participant acquires its interest in an Equipment Note or other Operative Agreement, and such Taxes are imposed by the United States as a result of a Change in Tax Law on or with respect to the payment of principal, interest or any other sums payable under an Equipment Note or other amounts payable to such holder under the Operative Agreements by Lessee, Indenture Trustee or Owner Trustee;
     (iii) Taxes imposed with respect to any period after the earliest of (x) the return of possession of the Equipment to Owner Participant or the placement of the Equipment in storage at the request of Owner Participant, in either case pursuant to Section 6 of the Lease and only so long as no Lease Event of Default shall have occurred and be continuing, (y) the termination of the Lease Term pursuant to Section 22.1 of the Lease, or (z) the discharge in full of Lessee’s obligation to pay the Termination Value or the Stipulated Loss Value and all other amounts due, if any, under Section 10 or 11.2 of the Lease, as the case may be, with respect to the Equipment; provided that the exclusion set forth in this clause (ii) shall not apply to Taxes to the extent such Taxes relate to events occurring or matters arising prior to or simultaneously with such time (including Taxes on or with respect to any payment to a Tax Indemnitee due after the termination or expiration of the Lease if such payment relates to events occurring or matters arising prior to or simultaneously with such time);

     (iv) Taxes of a Tax Indemnitee which arise out of or are caused by any breach by such Tax Indemnitee of any of its representations, warranties or covenants in any of the Operative Agreements, or the gross negligence or willful misconduct of such Tax Indemnitee;
     (v) Taxes which become payable as a result of a sale, assignment, transfer or other disposition (whether voluntary or involuntary) by a Tax Indemnitee of all or any portion of its interest in the Equipment or any part thereof, the Trust Estate or any of the Operative Agreements or rights created thereunder other than a disposition attributable to (v) a Lease Event of Default (but only while a Lease Event of Default has occurred and is continuing), (w) an Event of Loss, (x) the exercise by Lessee of the termination right pursuant to Section 10 of the Lease, (y) the exercise by Lessee of the purchase rights pursuant to Section 23 of the Lease and (z) the replacement, substitution, subleasing or interchange of any Unit by any Lessee Person;
     (vi) Taxes imposed with respect to any fees received by Indenture Trustee or Owner Trustee for services rendered in its capacity as trustee;
     (vii) Taxes which have been included in the Equipment Cost;
     (viii) Taxes for which Lessee is obligated to indemnify Owner Participant or Owner Trustee under the Tax Indemnity Agreement;
     (ix) Taxes which result from Owner Trustee’s engaging on behalf of the Trust Estate acting upon the instruction of Owner Participant in transactions other than those permitted or contemplated by the Operative Agreements unless attributable to the exercise of default remedies pursuant to Article V of the Trust Agreement;
     (x) Taxes imposed pursuant to sections 6707, 6707A or 6708 of the Code;
     (xi) As to any Tax Indemnitee any Taxes imposed as a result of any modification, amendment, supplement, consent, or waiver to any Operative Agreement entered into by such Tax Indemnitee or any related Tax Indemnitee thereof other than any modification, amendment, supplement, consent, or waiver (A) consented to in writing, requested in writing or initiated by the Lessee, (B) while a Lease Event of Default shall have occurred and is continuing or (C) that is required by the Operative Agreements or by law;
     (xii) Taxes imposed against a particular Indemnified Person resulting from any prohibited transaction, within the meaning of section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of Equipment Notes or circumstances when such Indemnified Person or any Person in such Indemnified Person’s Related Indemnitee Group caused such purchase or holding and knew it would constitute such a prohibited transaction;

     (xiii) Taxes imposed on a Tax Indemnitee to the extent resulting from a failure of such Tax Indemnitee to provide any certificate, documentation, or other evidence requested by Lessee in a timely manner and required under applicable law as a condition to the allowance of a reduction in such Tax, but only if such Tax Indemnitee was legally eligible to provide such certificate, document or other evidence (based on a good faith judgment of such Tax Indemnitee that it is legally entitled and eligible to do so) without unindemnified adverse consequences (other than certain de minimis costs);
     (xiv) Taxes imposed on a Tax Indemnitee to the extent consisting of interest, penalties, fines or additions to Tax in connection with the filing of, or failure to file, any tax return, the payment of, or failure to pay any Tax, or the conduct of any proceeding in respect thereof unless resulting from the failure by Lessee to perform its obligations under Section 7.1 hereof.
     (d) All Tax Obligations in This Section, Etc. It is intended that all of Lessee’s obligations with respect to Taxes are set forth in this Section 7.1 and in the Tax Indemnity Agreement, but if Lessee shall be required under any other provision of the Operative Agreements to pay any other tax, the parties hereto agree that Section 7.1(e), (f), (h) , (j) and (k) shall apply to such taxes.
     (e) Reverse Indemnity. If any Tax Indemnitee shall realize a tax benefit as a result of any Taxes paid or indemnified against by Lessee under this Section 7.1 (whether by way of deduction, credit, allocation or apportionment or otherwise), such Tax Indemnitee shall pay to Lessee an amount equal to the amount of such tax benefit, increased by the Tax Indemnitee’s additional saved taxes attributable to the payment being made to Lessee hereunder (a “reverse gross-up”), provided that (i) the Tax Indemnitee shall not be obligated to make a payment to Lessee pursuant to this subsection (e) as long as a Lease Event of Default shall have occurred and be continuing or (ii) to the extent the amount of such payment by the Tax Indemnitee to Lessee would exceed the amount of all prior payments by Lessee to the Tax Indemnitee pursuant to paragraph (b) less the amount of all prior payments by the Tax Indemnitee of tax benefits pursuant to this paragraph (e), such excess shall not be paid but shall instead be carried forward and shall reduce Lessee’s obligations to make subsequent payments under paragraph (b) to the Tax Indemnitee. The foregoing proviso shall not apply to any reverse gross-up. The Tax Indemnitee shall in good faith use diligence in filing its tax returns and in dealing with taxing authorities to seek and claim any such tax benefit and to minimize the Taxes indemnifiable by Lessee under paragraph (b). Any subsequent loss or disallowance of such reduction in Taxes realized by the Tax Indemnitee shall be treated as Taxes subject to Lessee’s indemnity obligation pursuant to this Section 7.1.
     (f) Refund. Provided that no Lease Event of Default has occurred and is continuing (in which event such payments shall be made when there is no continuing Lease Event of Default), upon receipt by a Tax Indemnitee of a refund or credit of all or part of any Taxes paid or indemnified against by Lessee, such Tax Indemnitee shall pay to Lessee an amount equal to the amount of such refund plus any interest received by or credited to such Tax Indemnitee with respect to such refund increased or decreased, as the case may be, by the Tax Indemnitee’s net additional or saved taxes attributable to the receipt of such amounts from the taxing authority and the payment being made to Lessee hereunder. The Tax Indemnitee shall in good faith use diligence in filing its Tax returns and in dealing with taxing authorities to seek and claim any such refund and to minimize the Taxes indemnifiable by Lessee pursuant to paragraph (b).
     (g) Procedures. Any amount payable to a Tax Indemnitee pursuant to paragraph (b) shall be paid within 30 days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that such amount need not be paid prior to the later of (i) the date which is 3 days prior to the date on which such Taxes are required to be paid or (ii) in the case of amounts which are being contested pursuant to paragraph (h) hereof, the time such contest (including all appeals) is finally resolved. Any amount payable to Lessee pursuant to paragraph (e) or (f) shall be paid within 30 days after the Tax Indemnitee realizes a tax benefit giving rise to a payment under paragraph (e) or receives a refund giving rise to a payment under paragraph (f), as the case may be, and shall be accompanied by a written statement by the Tax Indemnitee setting forth in reasonable detail the basis for computing the amount of such payment. Within 15 days following Lessee’s receipt of any computation from the Tax Indemnitee, Lessee may request that an accounting firm selected by Lessee and reasonably acceptable to the Tax Indemnitee determine whether such computations of the Tax Indemnitee are correct. Such accounting firm shall be requested to make the determination contemplated by this paragraph (g) within 30 days of its selection. In the event such accounting firm shall determine that such computations are incorrect, then such firm shall determine what it believes to be the correct computations. The Tax Indemnitee shall cooperate with such accounting firm and supply it with all information necessary to permit it to accomplish such determination, provided that such accounting firm shall have entered into a confidentiality agreement reasonably satisfactory to such Tax Indemnitee. The computations of such accounting firm shall be final, binding and conclusive upon the parties and Lessee shall have no right to inspect the books, records or tax returns of the Tax Indemnitee to verify such computation or for any other purpose. All fees and expenses of the accounting firm payable under this Section 7.1(g) shall be borne by Lessee, provided, however, that such fees and expenses shall be borne by the Tax Indemnitee if the amount determined by such firm is (1) in the case of any amount payable by Lessee, less than the amount determined by the Tax Indemnitee by 5% of the amount determined by such firm, and (2) in the case of any amount payable by the Tax Indemnitee, more than the amount determined by the Tax Indemnitee by 5% of the amount determined by such firm.
     (h) Contest. If a written claim is made against a Tax Indemnitee for Taxes with respect to which Lessee may be liable for indemnity hereunder, the Tax Indemnitee shall promptly give Lessee notice in writing of such claim after its receipt and shall furnish Lessee with copies of the claim and all other writings received from the taxing authority relating to the claim; provided, however, that failure to notify Lessee shall not relieve Lessee of any obligation to indemnify the Tax Indemnitee hereunder unless such failure shall effectively preclude Lessee’s ability to initiate or continue the contest of such claim. The Tax Indemnitee shall not pay such claim prior to 30 days after providing Lessee with such written notice, unless required to do so by law or unless deferral of payment would cause adverse consequences to the Tax Indemnitee. The Tax Indemnitee shall in good faith, with due diligence and at Lessee’s expense, if requested in writing by Lessee, contest (including pursuing all appeals, other than to the United States

Supreme Court) in the name of the Tax Indemnitee (or, if requested by Lessee and permissible as a matter of law, in the name of Lessee), or shall at Lessee’s option permit Lessee to contest in either the name of Lessee or with the Tax Indemnitee’s consent, which consent shall not be unreasonably withheld, in the name of the Tax Indemnitee, the validity, applicability or amount of such Taxes by,
     (i) resisting payment thereof if practical;
     (ii) not paying the same except under protest if protest is necessary and proper;
     (iii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings; or
     (iv) taking such other reasonable action as is reasonably requested by Lessee from time to time;
     Notwithstanding the foregoing provisions of this paragraph (h), the Tax Indemnitee shall not be required to contest, or permit Lessee to contest, a claim unless (A) Lessee shall have agreed in writing to pay on an After-Tax Basis to the Tax Indemnitee on demand all reasonable out-of-pocket costs and expenses which the Tax Indemnitee may incur in connection with contesting such claim, (B) no Lease Event of Default shall have occurred and be continuing, (C) such contest will not result in any material danger of the sale, forfeiture or loss of any of the Units unless Lessee shall have provided security reasonably acceptable to the Tax Indemnitee, and there is no risk of imposition of any criminal penalties or material civil liability or penalty as a result of such Tax Claim, (D) if such contest involves payment of such Tax, Lessee will either lend to the Tax Indemnitee on an interest-free basis (without reduction for any Tax savings that the Tax Indemnitee may realize as a result of the payment of such Tax), which loan will be repaid in full by the Tax Indemnitee upon the conclusion of the contest or pay such Tax Indemnitee the amount payable by Lessee pursuant to Section 7.1(a) above with respect to such Tax, and (E) upon request of a Tax Indemnitee, Lessee furnishes such Tax Indemnitee with an opinion of Lessee’s counsel that there is a reasonable basis for the position to be asserted in such contest and in the case of an appeal, that there is a substantial likelihood that the adverse decision will be reversed or substantially modified on appeal. If a Tax Indemnitee is obligated to contest a claim under this paragraph (h), such Tax Indemnitee shall not compromise or settle such claim without the express written permission of Lessee. If it does so in the absence of such permission, Lessee’s obligation to indemnify with respect to such claim shall terminate. If a Tax Indemnitee is obligated to contest a claim under this paragraph (h), such Tax Indemnitee may at any time decline to take further action with respect to the contest of such claim if such Tax Indemnitee shall first waive in writing its right to any indemnity payment by Lessee in respect of such claim (other than the expenses of such contest).
     (i) Reports. In case any report, return or statement is required to be filed with respect to Taxes for which Lessee has an indemnity obligation under this Section 7.1, Lessee shall at Lessee’s expense timely file the same (except for any such report, return or statement (x) which the relevant Tax Indemnitee has notified in writing Lessee that such Tax Indemnitee intends to file or (y) which Lessee is not permitted to file, in which event Lessee shall timely (but in no event later than 30 days prior to the due date for such report, return or statement) provide at Lessee’s expense such Tax Indemnitee with such information reasonably available to Lessee as is reasonably necessary for preparing such report, return or statement), provided that such Tax Indemnitee shall have furnished Lessee with such information, not within the control of Lessee, as is in such Tax Indemnitee’s control and is reasonably available to such Tax Indemnitee and reasonably necessary to file such report, return or statement. Lessee shall either file such report, return or statement so as to show the ownership of the Equipment by the Trust or, where Lessee is not permitted to so file, shall notify the Tax Indemnitee of such requirement and prepare and deliver such report, return or statement to the Tax Indemnitee within a reasonable time prior to the time such report, return or statement is to be filed.
     (j) Mitigation. Notwithstanding the provisions of Section 7.1(b) hereof:
     (i) If circumstances arise which have resulted or would result in any Taxes imposed by withholding or deduction (“Withholding Taxes") (other than Withholding Taxes excluded from indemnification under Section 7.1(c)) being imposed with respect to payments to a Loan Participant; then, without in any way limiting, reducing or otherwise qualifying the rights of such Loan Participant under Section 7.1(b), such Loan Participant shall promptly upon becoming aware of the same provide written notice to the Lessee (including in such notice a good faith estimate of the amount of any such Withholding Taxes)(“Withholding Notice"). The Loan Participant and Lessee shall consult in good faith and shall each use its best efforts to avoid or mitigate the amount of any such Withholding Taxes, including, without limitation, by reaching a mutually acceptable agreement to a transfer by the Loan Participant of its Equipment Notes and its rights hereunder and under the other Operative Agreements to another existing branch, office or subsidiary of the Loan Participant, or a sale, for an amount equal to the Purchase Price (as defined in clause (ii) below), of such participation and rights to a third party reasonably acceptable to Lessee which is not affected by the circumstances having the results described above or which would be subject to a lesser amount of Withholding Taxes than the Loan Participant (any such solution, a “Mutually Acceptable Arrangement").
     (ii) Each Loan Participant agrees that if Lessee and such Loan Participant do not reach a Mutually Acceptable Arrangement within thirty (30) days of Lessee’s receipt of a Withholding Notice, Lessee may elect by providing written notice to the Loan Participants within sixty (60) days of Lessee’s receipt of its Withholding Notice to refinance the Equipment Notes pursuant to Section 11.2 hereof (without, however, the payment of Make-Whole) or to require the affected Loan Participant to sell its Equipment Note to a third party willing to purchase the Loan Participant’s Equipment Note for a purchase price (the “Purchase Price") equal to the sum of the principal amount of such Loan Participant’s interest in the Equipment Note plus accrued interest thereon, if any, that would be payable to such Loan Participant if the Loan were prepaid on the date of such purchase. The affected Loan Participant may give written notice to Lessee within thirty (30) days of its receipt of Lessee’s notice of its intent to refinance the Equipment Notes or require sale of the affected Equipment Note that it waives its right to indemnification for Withholding Taxes with respect to such Change in Tax Law, in which event such affected Loan Participant shall not be entitled to indemnification in respect thereof and this Section 7.1(j) shall no longer apply with respect to such Withholding Taxes.
     (k) Withholding. Lessee shall indemnify the Owner Trustee and Owner Participant for Taxes imposed by withholding in respect of payments on the Equipment Notes unless:
     (i) such Tax is imposed because of a failure of the Owner Trustee or Owner Participant to provide any certificate, documentation, or other evidence requested by Lessee in a timely manner and required under applicable law as a condition to the allowance of a reduction in such Tax, but only if the Owner Trustee or Owner Participant was legally eligible to provide such certificate, document or other evidence (based on a good faith judgment of such the Owner Trustee or Owner Participant that it is legally entitled and eligible to do so) without unindemnified adverse consequences (other than certain de minimis costs); or
     (ii) such Tax is imposed by a taxing jurisdiction outside of the United States solely because the Owner Participant is organized under the laws of Germany or because of activities unrelated to the transactions contemplated by the Operative Agreements.
     If Lessee indemnifies Owner Participant or Owner Trustee pursuant to this clause (k), Lessee shall be subrogated to the extent of such payment to the rights and remedies of the Owner Participant and Owner Trustee, if any, with respect to the transaction or event giving rise to such Tax or payment thereof.
     Section 7.2. General Indemnification and Waiver of Certain Claims.
     (a) Claims Defined. For the purposes of this Section 7.2, “Claims” shall mean any and all costs, expenses, liabilities, obligations, losses, damages, penalties, actions or suits or claims of whatsoever kind or nature (whether or not on the basis of negligence, strict or absolute liability or liability in tort) which may be imposed on, incurred by, suffered by, or asserted against an Indemnified Person, as defined herein, or any Unit and, except as otherwise expressly provided in this Section 7.2, shall include, but not be limited to, all reasonable out-of-pocket costs, disbursements and expenses (including legal fees and expenses) paid or incurred by an Indemnified Person in connection therewith or related thereto.
     (b) Indemnified Person Defined. For the purposes of this Section 7.2, “Indemnified Person” means Owner Participant, Owner Trustee, Trust Company, the Trust, Indenture Trustee, Loan Participant, and each of their respective directors, officers, employees, shareholders, constituent investors or partners, Affiliates, successors and permitted assigns, agents and servants, the Trust Estate and the Indenture Estate (the respective directors, officers, employees, shareholders, constituent investors or partners, Affiliates, successors and permitted assigns, agents and servants of Owner Participant, Owner Trustee and Indenture Trustee, as applicable, together with Owner Participant (in the case of Owner Trustee), Owner Trustee (in the case of Owner Participant) but not Wilmington Trust Company, and Indenture Trustee, as the case may be, being referred to herein collectively as the “Related Indemnitee Group” of Owner Participant,

Indenture Trustee and Owner Trustee, but not Wilmington Trust Company respectively), provided that as a condition of any obligations of Lessee to pay any indemnity or perform any action under this Section 7.2 with respect to any persons who are not signatories hereto, such persons at the written request of Lessee shall expressly agree in writing to be bound by all the terms of this Section 7.2. In the event that any Indemnified Person fails, after notice to such Indemnified Person referring to this sentence, to comply with any duty or obligation under Section 7.2(e) and (f), such Indemnified Person shall not be entitled to indemnity under this Section 7.2 to the extent such failure to comply has a material adverse effect on Lessee’s ability to defend any such Claim.
     (c) Claims Indemnified. Whether or not any Unit is accepted under the Lease, or a closing occurs with respect thereto, and subject to the exclusions stated in subsection (d) below, Lessee agrees to indemnify, protect, defend and hold harmless each Indemnified Person on an After-Tax Basis against Claims resulting from or arising out of or related to (whether or not such Indemnified Person shall be indemnified as to such Claim by any other Person):
     (i) this Agreement or any other Operative Agreement or any of the transactions contemplated hereby and thereby or resulting herefrom or therefrom and the enforcement thereof and hereof;
     (ii) the ownership, lease, operation, possession, modification, use, non-use, maintenance, sublease, financing, substitution, control, repair, storage, alteration, violation of law with respect to any Unit (including applicable securities laws, ERISA and environmental law), transfer or other disposition of any Unit, return, overhaul, testing or registration of any Unit (including, without limitation, injury, death or property damage of passengers, shippers or others, and environmental control, noise and pollution regulations) whether or not in compliance with the terms of the Lease;
     (iii) the manufacture, design, purchase, acceptance, rejection, delivery, nondelivery or condition of any Unit (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement);
     (iv) any breach of or failure to perform or observe, or any other noncompliance with, any covenant, condition or agreement to be performed by, or other obligation of, Lessee under any of the Operative Agreements, or the falsity when made of any representation or warranty of Lessee in any of the Operative Agreements or in any document or certificate delivered in connection therewith other than representations and warranties in the Tax Indemnity Agreement; and
     (v) the offer, sale or delivery of any Equipment Notes or any interest in the Trust Estate.
     (d) Lessee’s Claims Excluded. The following are excluded from the agreement to indemnify under this Section 7.2:

     (i) Claims with respect to any Unit to the extent attributable to acts or events occurring after (A) in the case of the exercise by Lessee of a purchase option with respect to such Unit under Section 23 of the Lease, the exercise by Lessee of an early termination option with respect to such Unit under Section 10 of the Lease or the occurrence of an Event of Loss with respect to such Unit under Section 11 of the Lease, the last to occur of (w) if an Event of Default exists, the elimination of such Event of Default and the payment of all amounts due under the Operative Agreements, (x) the payment of all amounts due from Lessee in connection with any such event and (y) the release of the lien of the Indenture on such Unit or (B) in all other cases, with respect to such Unit the last to occur of (w) if an Event of Default exists, the elimination of such Event of Default and the payment of all amounts due under the Operative Agreements, (x) the earlier to occur of the termination of the Lease or the expiration of the Lease Term, (y) the return of such Unit to Lessor in accordance with the terms of the Lease (it being understood that the date of the placement of such Unit in storage as provided in Section 6 of the Lease constitutes the date of return of such Unit under the Lease) and (z) the release of the lien of the Indenture on such Unit;
     (ii) with respect to any particular Indemnified Person, Claims which are Taxes or Losses, whether or not Lessee is required to indemnify therefor under Section 7.1 hereof or the Tax Indemnity Agreement, except, subject to subparagraph (xiii) below, Taxes arising by reason of ERISA and not related to such Indemnified Person’s making or holding its investment as contemplated by the Operative Agreements or in accordance with the instructions of Lessee. Except as expressly provided in the Operative Agreements (including the foregoing sentence), Lessee’s entire obligation with respect to taxes and losses of tax benefits being fully set out in such Section 7.1 or the Tax Indemnity Agreement;
     (iii) with respect to any particular Indemnified Person, Claims to the extent attributable to the gross negligence or willful misconduct of (other than gross negligence or willful misconduct imputed as a matter of law to such Indemnified Person solely by reason of its interest in the Equipment), or to the breach of any contractual obligation by, or the falsity or inaccuracy of any representation or warranty of such Indemnified Person or any of such Indemnified Person’s Related Indemnitee Group;
     (iv) with respect to any particular Indemnified Person, Claims to the extent attributable to any breach by such Indemnified Person of the warranty of quiet enjoyment set forth in Article VIII or any transfer (other than pursuant to Section 10, 11, 15 or 23 of the Lease or pursuant to the Indenture) by such Indemnified Person of any interest in the Trust Estate;
     (v) with respect to any particular Indemnified Person, any Claim to the extent attributable to the offer, sale or disposition (voluntary or involuntary) by or on behalf of such Indemnified Person of any Equipment Note or any interest in the Trust Estate or the Trust Agreement, or any similar security, other than a transfer by such Indemnified Person of its interests in any Unit pursuant to Section 10, 11 or 23 of the Lease or otherwise attributable to a Lease Event of Default that has occurred and is continuing;

     (vi) any Claim by Owner Trustee or Owner Participant and the Related Indemnitee Group of such Indemnified Person to the extent attributable to a failure on the part of Owner Trustee to distribute in accordance with the Trust Agreement any amounts received and distributable by it thereunder;
     (vii) any Claim (other than to the extent any such Claim is brought against Owner Participant or Owner Trustee and the Related Indemnitee Group of such Indemnified Person) to the extent attributable to a failure on the part of Indenture Trustee to distribute in accordance with the Indenture any amounts received and distributable by it thereunder;
     (viii) any Claim to the extent attributable to the authorization or giving or unreasonable withholding by such Indemnified Person of any future amendments, supplements, modifications, alterations, waivers or consents with respect to any of this Agreement and the other Operative Agreements, other than such as have been requested by or consented to by Lessee or necessary or required to comply with applicable laws or to effectuate the purpose or intent of any Operative Agreement or as are expressly required by any Operative Agreements;
     (ix) any Claim to the extent attributable to an Indenture Default that does not also constitute a Lease Default;
     (x) any Claim which relates to a cost, fee or expense payable by a Person other than Lessee pursuant to this Agreement, the Lease or any other Operative Agreement;
     (xi) any Claim of Owner Participant or Owner Trustee to the extent that such Claim would not have arisen but for the appointment of a successor or an additional Owner Trustee without the consent of Lessee unless such successor or additional Owner Trustee had been appointed in connection with the exercise of remedies pursuant to Section 15 of the Lease following the occurrence and continuance of a Lease Event of Default;
     (xii) any Claim which is an ordinary and usual operating or overhead expense of such Indemnified Person other than such expenses attributable to the occurrence of an Event of Default; or
     (xiii) with respect to a particular Indemnified Person and such Indemnified Person’s Related Indemnitee Group, Claims resulting from any prohibited transaction, within the meaning of section 4975(c)(I) of the Code, occurring with respect to the purchase or holding of Equipment Notes under circumstances when such Indemnified Person caused such purchase or holding and knew it would constitute such a prohibited transaction.
     (e) Insured Claims. In the case of any Claim indemnified by Lessee hereunder which is covered by a policy of insurance maintained by Lessee pursuant to Section 12 of the Lease or otherwise, each Indemnified Person agrees to provide reasonable cooperation, at the expense and risk of Lessee, to the insurers in the exercise of their rights to investigate, defend or compromise such Claim as may be required to retain the benefits of such insurance with respect to such Claim.
     (f) Claims Procedure. An Indemnified Person shall promptly notify Lessee of any Claim as to which indemnification is sought; provided, however, that, notwithstanding the last sentence of Section 7.2(b), the failure to give such notice shall not release Lessee from any of its obligations under this Article VII, except to the extent that such failure to give notice shall have a material adverse effect on Lessee’s ability to defend such claim. Subject to the rights of insurers under policies of insurance maintained by Lessee, Lessee shall have the right in each case at Lessee’s sole expense to investigate, and the right in its sole discretion to defend or compromise, any Claim for which indemnification is sought under this Section 7.2 and the Indemnified Person shall cooperate with all reasonable requests of Lessee in connection therewith; provided that no right to defend or compromise such Claim shall exist on the part of Lessee with respect to any Indemnified Person if (1) a Lease Event of Default shall have occurred and be continuing or (2) such Claim would entail a significant risk to Owner Participant, Loan Participant or any Affiliate thereof of any criminal liability or, unless indemnified against by Lessee, any civil liability or penalty; provided, further, that no right to compromise or settle such Claim shall exist unless Lessee agrees in writing to pay the amount of such settlement or compromise. In any case in which any action, suit or proceeding is brought against any Indemnified Person in connection with any Claim, Lessee may and, upon such Indemnified Person’s request, will at Lessee’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel selected by Lessee and reasonably acceptable to such Indemnified Person and, in the event of any failure by Lessee to do so, Lessee shall pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such Indemnified Person in connection with such action, suit or proceeding. Where Lessee or the insurers under a policy of insurance maintained by Lessee undertake the defense of an Indemnified Person with respect to a Claim, no additional legal fees or expenses of such Indemnified Person in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the request of Lessee or such insurers; provided, however, that if in the written opinion of counsel to such Indemnified Person an actual or potential material conflict exists where it is advisable for such Indemnified Person to be represented by separate counsel, the reasonable fees and expenses of any such separate counsel shall be paid by Lessee. Subject to the requirements of any policy of insurance, an Indemnified Person may participate at its own expense in any judicial proceeding controlled by Lessee pursuant to the preceding provisions; provided that such party’s participation does not, in the opinion of the independent counsel appointed by Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 7.2(f). Nothing contained in this Section 7.2(f) shall be deemed to require an Indemnified Person to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto.
     (g) Subrogation. If a Claim indemnified by Lessee under this Section 7.2 is paid by Lessee and/or an insurer under a policy of insurance maintained by Lessee, Lessee and/or such insurer, as the case may be, shall be subrogated to the extent of such payment to the rights and remedies of the Indemnified Person (other than under insurance policies maintained by such Indemnified Person) on whose behalf such Claim was paid with respect to the transaction or event giving rise to such Claim. So long as no Lease Event of Default shall have occurred and be continuing, should an Indemnified Person receive any refund, in whole or in part, with respect to any Claim paid by Lessee hereunder, it shall promptly pay over the amount refunded (but not in excess of the amount Lessee or any of its insurers has paid in respect of such Claim paid or payable by such Indemnified Person on account of such refund) to Lessee.
     (h) Waiver of Certain Claims. Lessee hereby waives and releases any Claim now or hereafter existing against any Indemnified Person arising out of death or personal injury to personnel of Lessee, loss or damage to property of Lessee, or the loss of use of any property of Lessee, which may result from or arise out of the condition, use or operation of the Equipment during the Lease Term, including without limitation any latent or patent defect whether or not discoverable.
     (i) Conflicting Provisions. The general indemnification provisions of this Section 7.2 are not intended to waive or supersede any specific provisions of, or any rights or remedies of Lessee under, the Lease, this Agreement or any other Operative Agreement to the extent such provisions apply to any Claim. The general indemnification provisions of this Section 7.2 do not constitute a guaranty by Lessee that the principal of, interest on or any amounts payable with respect to the Equipment Notes will be paid.
Article VIII
Lessee’s Right of Quiet Enjoyment
     Each party to this Agreement acknowledges notice of, and consents in all respects to, the terms of the Lease, and expressly, severally and as to its own actions only, agrees that, so long as no Lease Event of Default has occurred and is continuing, it shall not take or cause to be taken any action contrary to Lessee’s rights under the Lease, including, without limitation, the right to possession, use and quiet enjoyment by Lessee or any permitted sublessee.
Article IX
[Reserved]
Article X
Successor Indenture Trustee
     (a) In the event that Indenture Trustee gives notice of its resignation pursuant to Section 8.02(a) of the Trust Indenture, Owner Trustee shall promptly appoint a successor Indenture Trustee reasonably acceptable to Lessee and to Loan Participant.

     (b) In the event that any of Owner Trustee, Loan Participant or Lessee obtains actual knowledge of the existence of any of the grounds for removal of Indenture Trustee set forth in Section 8.02(a) of the Indenture, Owner Trustee, Loan Participant or Lessee, as the case may be, shall promptly notify the others by telephone, confirmed in writing and Owner Trustee shall promptly thereafter remove Indenture Trustee and appoint a successor Indenture Trustee reasonably acceptable to Lessee and to Loan Participant.
Article XI
Miscellaneous
     Section 11.1. Consents. Each Participant covenants and agrees that it shall not unreasonably withhold its consent to any consent requested of Owner Trustee or Indenture Trustee, as the case may be, under the terms of the Operative Agreements that by its terms is not to be unreasonably withheld by Owner Trustee or Indenture Trustee.
     Section 11.2. Refinancing.
     (a) Generally. Provided no Specified Default or Event of Default shall have occurred and be continuing, Lessee shall have the right at any time during the Lease Term to request Owner Participant and Owner Trustee to effect an optional prepayment of all of the Equipment Notes pursuant to Section 2.10(d) of the Indenture as part of a refunding or refinancing operation. Promptly on receipt of such request, Owner Participant will conclude an agreement with Lessee as to the terms of such refunding or refinancing operation, and upon such agreement:
     (i) Lessee, Owner Participant, Indenture Trustee, Owner Trustee, and any other appropriate parties will enter into a financing or loan agreement which shall be without recourse or warranty as to Owner Participant (which may involve an underwriting agreement in connection with a public offering) providing for (x) the issuance and sale by Owner Trustee or such other party as may be appropriate to such institution or institutions on the date specified in such agreement (for the purposes of this Section 11.2, the “Refunding Date") of debt Securities in an aggregate principal amount (in the lawful currency of the United States) equal to the principal amount of the Equipment Notes outstanding on the Refunding Date, and (y) the application of the proceeds of the sale of such debt Securities to the prepayment of all such Equipment Notes on the Refunding Date, and (z) payment by Lessee to the Person or Persons entitled thereto on behalf of Owner Trustee as Supplemental Rent of all other amounts in respect of accrued interest, and any Positive Make-Whole Amount with respect to any Equipment Note payable on such Refunding Date;
     (ii) Lessee and Owner Trustee will amend the Lease such that (w) if the Refunding Date is not a Rent Payment Date, Lessee shall on the Refunding Date prepay that portion of the next succeeding installment of Basic Rent as shall equal the aggregate interest accrued on the Equipment Notes outstanding to the Refunding Date, (x) Basic Rent payable in respect of the period from and after the Refunding Date shall be recalculated to preserve the Net Economic Return which Owner Participant would have realized had such refunding not occurred, provided that the net present value of Basic Rent shall be minimized to the extent consistent therewith, and (y) the EBO Fixed Purchase Price and amounts payable in respect of Stipulated Loss Value and Termination Value from and after the Refunding Date shall be appropriately recalculated to preserve the Net Economic Return which Owner Participant would have realized had such refunding not occurred (it being agreed that any recalculations pursuant to subclauses (x) and (y) of this clause (ii) shall be performed in accordance with the requirements of Section 2.6 hereof);
     (iii) Owner Participant will cause Owner Trustee to enter into an agreement to provide for the securing thereunder of the debt Securities issued by Owner Trustee pursuant to clause (a) of this Section 11.2 in like manner as the Equipment Notes and/or will enter into such amendments and supplements to the Indenture which shall be without recourse or warranty as to Owner Participant as may be necessary to effect such refunding or refinancing; provided that, notwithstanding the foregoing, Lessee reserves the right to set the economic terms and other terms not customarily negotiated between an owner participant and a lender of the refunding or refinancing transaction to be so offered; provided, further, that no such amendment or supplement will increase the obligations or impair the rights of Owner Participant or Owner Trustee under the Operative Agreements without the consent of Owner Participant;
     (iv) in the case of a refunding or refinancing involving a public offering of debt Securities, the offering materials (including any registration statement) for the refunding or refinancing transaction shall be reasonably acceptable to Owner Participant to the extent of any description or statement contained therein describing Owner Participant or Owner Trustee or the terms of the transaction among Owner Participant, Owner Trustee and Lessee; and
     (v) unless otherwise agreed by Owner Participant, Lessee shall pay to Owner Trustee as Supplemental Rent an amount equal to the Positive Make-Whole Amount, if any, payable in respect of Equipment Notes outstanding on the Refunding Date, and all reasonable fees, costs, expenses of such refunding or refinancing; provided, however, that (u) any such refinancing shall not adversely affect the rights or increase the obligations of Owner Participant under the Operative Agreements taken as a whole; (v) such refinancing shall not increase Owner Participant’s risk of any adverse tax consequences (including any adverse tax consequences under section 467 or section 861 of the Code or the Regulations) unless such risks are indemnified by Lessee in a manner satisfactory to Owner Participant; (w) Lessee may only enter into a refunding or refinancing operation under this Section 11.2(a) on no more than two occasions; (x) Lessee shall pay to or reimburse the Participants, Owner Trustee and Indenture Trustee for all costs and expenses (including reasonable attorneys’ and advisors’ fees) paid or incurred by them in connection with such refinancing; (y) no refinancing shall cause Owner Participant to account for the transaction contemplated hereby as other than a “leveraged lease” under the Financial Accounting Standards Board (“FASB”) Statement No. 13, as amended (including any amendment effected by means of the adoption by FASB of a new statement in lieu of FASB Statement No. 13); and (z) such refinancing shall not

(A) create replacement Equipment Notes with a maturity longer than the outstanding Equipment Notes, (B) create replacement Equipment Notes with an average life more than three (3) months longer than the average life of the Equipment Notes (C) require any additional investment by Owner Participant or (D) increase the amount of premium payable in connection with a prepayment of the Equipment Notes. In addition to the foregoing, in the case of any refunding or refinancing of the Equipment Notes pursuant to this Section 11, the party purchasing the Equipment Notes shall represent either that (i) no part of its purchase consists of assets of any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other entity subject to section 4975 of the Code other than a “governmental plan” or “church plan” (as defined in section 3(32) of ERISA) organized in a jurisdiction not having prohibition on transactions with such governmental plan or church plan substantially similar to those contained in section 406 of ERISA or section 4975 of the Code, (ii) the purchase of such Equipment Notes does not constitute a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or (iii) the source of funds for its purchase is an “insurance company general account” within the meaning of proposed Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and it has identified that there is no employee benefit plan, treating as a single employee benefit plan, all employee benefit plans maintained by the same employer or affiliates thereof or employee organization, with respect to which the amount of the reserves for all contracts held by or on behalf of such employee benefit plan exceed 10% of the total liabilities of such general account. Accordingly, Owner Participant agrees to cooperate in good faith with Lessee in effecting any such refunding or refinancing and, in connection therewith, at the request of Lessee made at least 30 days prior to any proposed Refunding Date, (A) to cooperate with the reasonable requests of any advisor selected by Lessee after consultation with Owner Participant to obtain commitments from financial institutions to lend to Owner Trustee funds sufficient to permit Owner Trustee to prepay, in whole, the outstanding Equipment Notes in accordance with their terms in connection with any such refunding or refinancing and (B) to make the adjustments contemplated by this Section 11.2 in connection with any such refunding or refinancing.
     (b) Other Prepayments, Redemptions, Etc. No prepayment or redemption and cancellation by Owner Trustee or Owner Participant of any Equipment Note (other than pursuant to the Indenture and this Section 11.2) shall be made without the prior written consent of Lessee.
     Section 11.3 Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.
     Section 11.4. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record (including electronic mail), and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail and courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

If to Lessee:	Address of Lessee for Mail Delivery:
The Kansas City Southern Railway Company
P.O. Box 219335
Kansas City, MO 64121-9335
Attention: Senior Vice President – Finance & Treasurer
Facsimile No.: (816) 983-1198
Telephone No.: (816) 983-1802

Address of Lessee for Courier and Similar Delivery:
The Kansas City Southern Railway Company
427 West 12th Street
Kansas City, MO 64105
Attention: Senior Vice President — Finance & Treasurer
Facsimile No.: (816) 983-1198
Telephone No.: (816) 983-1802

With a copy to:	The Kansas City Southern Railway Company
427 West 12th Street
Kansas City, MO 64105
Attention: Senior Vice President & General Counsel
Facsimile No.: (816) 983-1227
Telephone No.: (816) 983-1303

If to Owner Trustee:	Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Corporate Trust Administration
Facsimile No.: (302) 636-4140
Telephone No.: (302) 636-6000

with a copy to:	Owner Participant at the address set forth below

If to Owner Participant:	HSH Nordbank AG, New York Branch
230 Park Avenue
New York, New York 10169-0005
Attn: Patricia Mooney, Loan Administration
Facsimile No: (212) 407-6802
Telephone No.: (212) 407-6021/(212) 407-6000
Attn: Ed Sproull, Leasing Americas
Facsimile No: (212) 407-6087
Telephone No.: (212) 407-6060/(212) 407-6000

If to a Loan Participant:	at the addresses set forth in Exhibit C to the Indenture

If to Indenture Trustee:	Wells Fargo Bank Northwest, National Association
299 South Main Street, 12th Floor
MAC: U1228-120
Salt Lake City, Utah, 84111
Attention: Corporate Trust Department
Facsimile No.: 801-246-5053
Telephone No.: 801-246-5630
     Section 11.5. Survival. All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on the behalf of any such party under this Agreement, shall be considered to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby on the date hereof and on the Closing Date regardless of any investigation made by any such party or on behalf of any such party.
     Section 11.6. No Guarantee of Debt. Nothing contained herein or in the Lease, the Trust Indenture, the Trust Agreement or the Tax Indemnity Agreement or in any certificate or other statement delivered by Lessee in connection with the transactions contemplated hereby shall be deemed to be (a) a guarantee by Lessee to Owner Trustee, Owner Participant, Indenture Trustee or Loan Participant that the Equipment will have any residual value or useful life, or (b) a guarantee by Indenture Trustee or Lessee of payment of the principal or Make-Whole Amount, if any, with respect to any Equipment Note, or interest on the Equipment Notes.
     Section 11.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof, including each successive holder of the Beneficial Interest permitted under Section 6.1 hereof and Section 23(c) of the Lease and each successive holder of any Equipment Note issued and delivered pursuant to this Agreement or the Indenture. Except as expressly provided herein or in the other Operative Agreements, no party hereto may assign their interests herein without the consent of the parties hereto.
     Section 11.8. Business Day. Notwithstanding anything herein or in any other Operative Agreement to the contrary, if the date on which any payment is to be made pursuant to this

Agreement or any other Operative Agreement is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day.
     Section 11.9. Governing Law. This Agreement shall be in all respects governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity and performance; provided, however, that the parties hereto shall be entitled to all rights conferred by any applicable federal statute, rule or regulation.
     Section 11.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 11.11. Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement.
     Section 11.12. Headings and Table of Contents. The headings of the sections of this Agreement and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
     Section 11.13. Limitations of Liability.
          (a) Liabilities of the Participants. Neither Indenture Trustee, Trust Company, Owner Trustee nor any Participant shall have any obligation or duty to Lessee, to any other Participant or to others with respect to the transactions contemplated hereby, except those obligations or duties of such party expressly set forth in this Agreement and the other Operative Agreements, and neither Indenture Trustee, Trust Company, Owner Trustee nor any Participant shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall Indenture Trustee or any Participant be liable to Lessee for any action or inaction on the part of Owner Trustee in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of Owner Trustee unless such action or inaction is at the direction of Indenture Trustee or any Participant, as the case may be, and such direction is expressly permitted hereby.
          (b) No Recourse to Owner Trustee. It is expressly understood and agreed by and between Owner Trustee, Lessee, Owner Participant, Indenture Trustee, and Loan Participant, and their respective successors and permitted assigns, that, subject to the proviso contained in this Section 11.13(b), all representations, warranties and undertakings of Owner Trustee hereunder shall be binding upon Owner Trustee, only in its capacity as Owner Trustee under the Trust

Agreement, and (except as expressly provided herein) Trust Company for any breach thereof, except for its gross negligence or willful misconduct, or for breach of its covenants, representations and warranties contained herein, except to the extent covenanted or made in its individual capacity; provided, however, that nothing in this Section 11.13(b) shall be construed to limit in scope or substance those representations and warranties of Trust Company made expressly in its individual capacity set forth herein. The term “Owner Trustee” as used in this Agreement shall include any successor trustee under the Trust Agreement, or Owner Participant if the trust created thereby is revoked.
     Section 11.14. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the parties hereto on the Closing Date (except the Equipment Notes), and (c) financial statements, certificates and other information previously or hereafter furnished pursuant hereto, may be reproduced by the parties hereto by any photographic, photostatic, microfilm, microcard, miniature photographic, electronic or other similar process and the parties hereto may destroy any original document so reproduced. The parties agree to accept delivery of all of the foregoing documents in electronic format in lieu of original closing transcripts. The parties further agree and stipulate that, to the extent permitted by applicable law, any such reproduction, in electronic format or otherwise, shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 11.14 shall not prohibit the parties hereto or any holder of Equipment Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
     Section 11.15. Tax Disclosure. Notwithstanding anything herein to the contrary, each party hereto (and each employee, representative or other agent of such person) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to the person related to such tax treatment and tax structure. The preceding sentence is intended to cause the transaction contemplated hereby to be treated as not having been offered under conditions of confidentiality for purposes of U.S. Treasury Regulation §1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.
     Section 11.16. Bankruptcy of Trust or Trust Estate. If (i) all or any part of the Trust Estate becomes the property of a debtor, or the Trust becomes a debtor, subject to the reorganization provisions of Title 11 of the United States Code, as amended from time to time, (ii) pursuant to such reorganization provisions Owner Participant is required, by reason of Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest on any Equipment Note, and (iii) Indenture Trustee or Loan Participant actually receives any Excess Amount as defined below, which reflects any payment by Owner Participant on account of clause (ii) above, Indenture Trustee or Loan Participant, as the case may be, shall promptly refund to Owner Participant such Excess Amount. For purposes of this Section 11.16, “Excess

Amount” means the amount by which such payment exceeds the amount which would have been received by Indenture Trustee or Loan Participant if Owner Participant has not become subject to the recourse liability referred to in clause (ii) above. This Section 11.16 shall not be applicable to the extent Owner Participant is Lessee or an Affiliate of Lessee.
     Section 11.17. Transaction Intent. It is the intent of Lessee that the Lease will be treated as an operating lease for accounting and financial reporting purposes. In the event that the transactions contemplated by the Operative Agreements are not treated for accounting and financial reporting purposes in a manner consistent with such intent, then, so long as no Lease Event of Default has occurred and is continuing, at Lessee’s reasonable request and at its sole cost and expense, each of the parties hereto hereby agrees that it shall reasonably cooperate with Lessee to restructure the transactions contemplated by the Operative Agreements to accomplish such intended treatment; provided that any such restructuring does not in any non-de minimis way adversely affect any of such Person’s rights or interests in the Equipment or any Operative Agreement, or cause any such Person to incur any additional risks or to incur any additional costs or expenses not otherwise satisfactorily indemnified by Lessee (which costs and expenses indemnity must be satisfactory to each such Person).
     Section 11.18. Jurisdiction, Court Proceedings. Any suit, action or proceeding against any party to this Agreement or any other Operative Agreement arising out of or relating to this Agreement, any other Operative Agreement or any transaction contemplated hereby or thereby may be brought in any Federal or state court located in New York, New York, and each such party hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. To the extent that service of process by mail is permitted by applicable law, each such party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in Section 11.4. Each such party irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in New York, New York, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 11.19. Increased Costs. (a) In the event of (x) a Regulatory Change or (y) a judgment being rendered after the Closing Date which subjects or imposes any increase in the actual cost to any holder of Equipment Notes of agreeing to make or making, funding or maintaining the loan evidenced by the Equipment Notes, then, within twenty (20) days after delivery to Owner Trustee, Indenture Trustee and Lessee of an Officer’s Certificate of such holder setting forth in reasonable detail the event giving rise to such increase in cost and the basis for the determination of the amount of such increase in cost, Owner Trustee shall pay to such holder such amount as shall be necessary to reimburse such holder for such increase in respect of any period which is no more than ninety (90) days prior to such demand; provided, however, that no holder shall be entitled to assert any claim under this Section 11.19(a) in respect of Taxes. Such Officer’s Certificate shall, in the absence of manifest error, be binding and conclusive on Owner Trustee. Each holder shall notify Owner Trustee, Indenture Trustee and Lessee as soon as possible of the occurrence of the event by reason of which it is entitled to make a claim as described in this Section 11.19(a), but the failure to give such notice shall not affect the obligations of Owner Trustee hereunder. In determining the amount of compensation payable by Owner Trustee under this Section 11.19(a), the relevant holder shall use reasonable efforts to minimize the compensation payable by Owner Trustee including using reasonable efforts to obtain refunds or credit and any compensation paid by Owner Trustee, which is later determined not to have been properly payable, shall forthwith be reimbursed by such holder to Owner Trustee.
     (b) For purposes of Section 11.19(a), “Regulatory Change” means with respect to any holder of an Equipment Note (i) any change after the Closing Date in the laws or regulations of the United States or any State thereof or the District of Columbia or the Republic of Germany or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such holder of an Equipment Note, as the case may be, of or under any law or regulation (whether or not having the force of law) of the United States or any State thereof, or the District of Columbia or the Republic of Germany by any court or governmental or monetary authority charged with the interpretation or administration thereof and in addition, (ii) any change after the Closing Date in any regulation, guideline or requirement or in the interpretation or administration thereof (whether or not having the force of law) issued by any governmental or monetary authority applying to a class of banks including such holder of an Equipment Note, as the case may be, or the bank holding company of such holder of an Equipment Note, as the case may be (including any change after the Closing Date in the regulations, guidelines or requirements or interpretations or administration of any of the foregoing implementing the proposals for a risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” (commonly known as Basel II) dated June 2004, as modified and supplemented from time to time).
     (c) The holder of any Equipment Note seeking compensation under this Section 11.19 will use commercially reasonable efforts (at its own expense) to mitigate the amount of compensation, including designating a different lending office for such holder if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such holder, result in any non-de minimis economic, legal or regulatory disadvantage to such holder. The Owner Trustee shall not be required to make payments under this Section 11.19 to any holder of an Equipment Note if (A) a claim hereunder arises solely through circumstances peculiar to such holder and which do not affect commercial banks in the jurisdiction of organization of such holder generally or (B) the claim arises out of a voluntary relocation by such holder of its lending office (it being understood that any such relocation effected pursuant to the first sentence of this Section 11.19(c) is not “voluntary”), or (C) such holder is not seeking similar compensation for such costs from its borrowers generally in similarly situated commercial loans.

     In Witness Whereof, the parties hereto have caused this Participation Agreement to be executed and delivered, all as of the date first above written.

Lessee:	The Kansas City Southern Railway Company
	By:	/s/ Paul J. Weyandt
		Name:	Paul J. Weyandt
		Title:	Senior Vice President-Finance & Treasurer

Owner Trustee:	KCSR Trust 2006-1, acting through Wilmington Trust Company, not in its individual capacity, except where otherwise expressly provided, but solely as Owner Trustee

	By:	J. Christopher Murphey
		Name:	J. Christopher Murphey
		Title:	Financial Services Officer

Owner Participant:	HSH Nordbank AG, New York Branch
	By:	/s/ Edward I. Sproull
		Name:	Edward I. Sproull
		Title:	Senior Vice President, Leasing Americas

By:	/s/ Ann E. Hardy
	Name:	Ann E. Hardy
	Title:	Vice President, Leasing Americas

Indenture Trustee:	Wells Fargo Bank Northwest, National Association
	By:	/s/ Val T. Orton
		Name:	Val T. Orton
		Title:	Vice President

Loan Participant:	DVB Bank AG
	By:	/s/ Joseph P. Devoe
		Name:	Joseph P. Devoe
		Title:	Senior Vice President

By:	/s/ Alec A. Tasooji
	Name:	Alec A. Tasooji
	Title:	Assistant Vice President